Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Superior Essex Inc.

at

$45.00 Net Per Share

by

Cyprus Acquisition Merger Sub, Inc.

a subsidiary of

LS Cable Ltd.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK

CITY TIME, ON WEDNESDAY, JULY 30, 2008, UNLESS THE OFFER IS EXTENDED.

Cyprus Acquisition Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect subsidiary of LS Cable Ltd., a corporation organized under the laws of the Republic of Korea (“Parent”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Superior Essex Inc., a Delaware corporation (the “Company”), at a price of $45.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any amounts required to be withheld under applicable U.S. federal, state or local tax laws, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 11, 2008, between the Company and Parent (as joined by Purchaser pursuant to a Joinder Agreement dated as of June 30, 2008 and as to be further joined by New LS Cable (as defined herein) pursuant to an Assignment and Joinder Agreement to be entered into on or about July 2, 2008, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the “Merger”).

The Company’s board of directors has, by the unanimous vote of the directors present, approved the Merger Agreement and determined that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the holders of Shares. The Company’s board of directors recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

There is no financing condition to the Offer. The Offer is subject to various conditions. A summary of the principal terms of the Offer appears on pages i through iv. You should read this entire document carefully before deciding whether to tender your Shares.

The Dealer Manager for the Offer is:	The Information Agent for the Offer is:

July 1, 2008

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Computershare Inc., the depositary for the Offer (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase, in each case by the Expiration Date (as defined herein) of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

If you desire to tender your Shares to Purchaser pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the expiration of the Offer, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase.

* * *

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent for the Offer, at its address and telephone number, or Macquarie Capital (USA) Inc., the Dealer Manager for the Offer, at its address and telephone number, set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance.

SUMMARY TERM SHEET

This summary highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to fully understand the Offer, the Merger and the related transactions. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to Purchaser (as defined below).

Principal Terms

•

Cyprus Acquisition Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect subsidiary of LS Cable Ltd., a corporation organized under the laws of the Republic of Korea (“Parent”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Superior Essex Inc. (the “Company”), at a price of $45.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any amounts required to be withheld under applicable U.S. federal, state or local tax laws, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 11, 2008, between the Company and Parent (as joined by Purchaser pursuant to a Joinder Agreement dated as of June 30, 2008 and as to be further joined by New LS Cable (as defined below) pursuant to an Assignment and Joinder Agreement to be entered into on or about July 2, 2008, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the “Merger”).

•

On or about July 2, 2008, Parent is expected to effect an internal corporate structure change (the “Corporate Structure Change”). Parent will change its name from “LS Cable Ltd.” to “LS Corp.” and transfer the assets and liabilities of its wire and cable business into a newly established wholly owned subsidiary to be named “LS Cable Ltd.,” which we refer to in this Offer to Purchase as “New LS Cable.” Pursuant to the Merger Agreement, upon the effectiveness of the Corporate Structure Change, (a) New LS Cable, Parent, Purchaser and the Company will enter into an Assignment and Joinder Agreement to be dated on or about July 2, 2008 pursuant to which Parent will assign its rights and obligations under the Merger Agreement to New LS Cable, and (b) Parent and New LS Cable will be jointly and severally liable for Parent’s obligations under the Merger Agreement.

•

The Offer is the first step in our plan to acquire all of the outstanding Shares, as provided in the Merger Agreement. If the Offer is successfully completed, subject to the satisfaction or waiver of certain other conditions in the Merger Agreement, we will acquire the remainder of the Shares in the Merger for an amount in cash per Share, without interest and less any amounts required to be withheld under applicable U.S. federal, state or local tax laws, equal to the Offer Price. No appraisal rights are available in connection with the Offer. However, under Delaware law, stockholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the Delaware General Corporation Law will have appraisal rights in connection with the Merger.

•

The Company and Purchaser have agreed that after completion of the Offer, if Purchaser has not acquired at least 90 percent of the outstanding Shares in the Offer and any subsequent offering period, and if the Company has a sufficient number of authorized and unissued Shares and treasury Shares, on or prior to the 10th business day after the latest of the expiration of the Offer, the expiration of any subsequent offering period and the receipt of all Required Merger Regulatory Approvals (as defined under Section 15—“Certain Legal Matters—Antitrust Compliance—Other Foreign Laws”), Purchaser will purchase and the Company will sell to Purchaser newly-issued or treasury Shares of the Company so as to increase the number of Shares owned by Purchaser to one Share more than 90 percent of the total Shares that would then be outstanding on a fully diluted basis (the “top-up option”). The purchase price per Share for such Shares would be equal to the Offer Price. The top-up option is subject to certain additional terms and conditions.

i

•

The initial offering period for the Offer will end at 5:00 p.m., New York City time, on Wednesday, July 30, 2008, unless we extend the Offer. We will announce any decision to extend the Offer in a press release stating the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the Offer.

•	See Section 1—“Terms of the Offer.”

The Company Board Recommendation

•

The Company’s board of directors has, by the unanimous vote of the directors present, approved the Merger Agreement and determined that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the holders of Shares. The Company’s board of directors recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer. See “Introduction” and Section 10—“Background of the Offer; Contacts with the Company” below, and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

Conditions

•

We are not obligated to purchase any tendered Shares unless, at the expiration of the Offer, there have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares, if any, then beneficially owned by Parent and Purchaser and their wholly owned subsidiaries, constitutes at least a majority of the total number of the then-outstanding Shares on a fully diluted basis (which means, as of any time, the number of Shares outstanding, together with all Shares, if any, which the Company would be required to issue, after giving effect to the transactions described in this Offer to Purchase under Section 11—“Purpose of the Offer and Plans for the Company; Merger Agreement—Treatment of Equity Awards,” pursuant to any then-outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, whether or not then exercisable). We refer to this condition as the “Minimum Tender Condition.” As of the date of this Offer to Purchase, Parent and Purchaser and their wholly owned subsidiaries own no Shares.

•

Our obligation to purchase any tendered Shares is subject to the condition that the representations and warranties made by the Company in the Merger Agreement are true and correct, subject to the materiality standard provided in the Merger Agreement, and that the Company has performed in all material respects its obligations under the Merger Agreement that are to be performed prior to the expiration of the Offer.

•

We also are not obligated to purchase any tendered Shares unless the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated and the required approvals and consents under the antitrust laws of Germany, Spain and China have been obtained and any applicable waiting periods thereunder have expired or been terminated.

•

The Offer is also subject to a number of other important conditions. We can waive these conditions (other than the Minimum Tender Condition) without the Company’s consent. See Section 13—“Conditions of the Offer.”

•

There is no financing condition to the Offer. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) Parent has available sufficient cash and financing commitments, and will arrange for Purchaser to have sufficient funds, to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger. See Section 12—“Source and Amount of Funds.”

Procedures for Tendering Shares

•	If you wish to accept the Offer and:

•

You are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, to the Depositary. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—“Procedures for Tendering Shares”;

•

You are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to obtain three (3) additional trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery. See Section 3—“Procedures for Tendering Shares” for more information; or

•	You hold your Shares through a broker or a bank, you should promptly contact your broker or bank and give instructions that your Shares be tendered.

Withdrawal Rights

•

You have the right to, and can, withdraw Shares that you previously tendered at any time until the Offer has expired and, if we have not accepted your Shares for payment by August 29, 2008, you can withdraw them at any time after such time until we accept your Shares for payment. See Sections 1 and 4—“Terms of the Offer” and “Withdrawal Rights.”

•

To withdraw Shares that you previously tendered, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary at a time when you have the right to withdraw your Shares. If you tendered your Shares through your broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. You will not be able to withdraw Shares tendered during any subsequent offering period that we may elect to establish after we have accepted for payment and paid for Shares tendered in the Offer. See Sections 1 and 4—“Terms of the Offer” and “Withdrawal Rights.”

Recent Company Trading Prices; Subsequent Trading

•

On June 9, 2008, the last trading day before the Company announced that it was in discussions with Parent regarding a potential business transaction (including the $45.00 price per Share offered by Parent), the closing price of the Shares reported on The NASDAQ Global Select Market was $45.44 per share.

•

On June 10, 2008, the last trading day before Parent and the Company announced the signing of the Merger Agreement, the closing price of the Shares reported on The NASDAQ Global Select Market was $44.10 per Share.

•	The Offer Price of $45.00 per Share represents a premium of approximately fifty percent (50%) to the Company’s average closing price in 2008 through June 10, 2008.

•	On June 30, 2008, the last trading day before Purchaser commenced the Offer, the closing price of the Shares reported on The NASDAQ Global Select Market was $44.63 per Share.

•	We advise you to obtain a recent quotation for the Shares in deciding whether to tender your Shares in the Offer. See Section 6—“Price Range of Shares; Dividends.”

Material United States Federal Income Tax Consequences

•

The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference, if any, between (a) the cash you receive in the Offer or the Merger and (b) your adjusted tax basis in the Shares you exchange in the Offer or the Merger. That gain or loss will be capital gain or loss if the Shares are a capital asset in your hands, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time of the exchange of your Shares for cash. You should consult your own tax advisor as to the particular tax consequences of the Offer and the Merger to you, including the tax consequences under state, local, foreign and other tax laws. See Section 5—“Material United States Federal Income Tax Consequences of the Offer and the Merger.”

Further Information

•

For further information, you can call MacKenzie Partners, Inc., the Information Agent for the Offer, at (212) 929-5500 (call collect) or (800) 322-2885 (toll free), or you can email the Information Agent at tenderoffer@mackenziepartners.com or you can call Macquarie Capital (USA) Inc., the Dealer Manager for the Offer, at (800) 560-1531 (toll free). For additional information, please see the back cover page of this Offer to Purchase.

To All Holders of Shares of Common Stock of

Superior Essex Inc.:

INTRODUCTION

Cyprus Acquisition Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect subsidiary of LS Cable Ltd., a corporation organized under the laws of the Republic of Korea (“Parent”), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Superior Essex Inc., a Delaware corporation (the “Company”), at a price of $45.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any amounts required to be withheld under applicable U.S. federal, state or local tax laws, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 11, 2008, between the Company and Parent (as joined by Purchaser pursuant to a Joinder Agreement as of June 30, 2008 and as to be further joined by New LS Cable (as defined below) pursuant to an Assignment and Joinder Agreement to be entered into on or about July 2, 2008, the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the “Merger”).

On or about July 2, 2008, Parent is expected to effect an internal corporate structure change (the “Corporate Structure Change”). Parent will change its name from “LS Cable Ltd.” to “LS Corp.” and transfer the assets and liabilities of its wire and cable business into a newly established wholly owned subsidiary to be named “LS Cable Ltd.,” which we refer to in this Offer to Purchase as “New LS Cable.” Pursuant to the Merger Agreement, upon the effectiveness of the Corporate Structure Change, (a) New LS Cable, Parent, Purchaser and the Company will enter into an Assignment and Joinder Agreement to be dated on or about July 2, 2008 pursuant to which Parent will assign its rights and obligations under the Merger Agreement to New LS Cable, and (b) Parent and New LS Cable will be jointly and severally liable for Parent’s obligations under the Merger Agreement.

If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser. If you hold your Shares through a broker or bank, you should check with your broker or bank as to whether they charge any service fees or commissions. If you do not complete and sign the IRS Form W-9 that is included in the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, you may be subject to federal income tax backup withholding (currently at the rate of 28%) of the gross proceeds payable to you pursuant to the Offer or the Merger. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See Section 5—“Material United States Federal Income Tax Consequences of the Offer and the Merger.” Purchaser will pay all charges and expenses of Macquarie Capital (USA) Inc. (the “Dealer Manager”), Computershare Inc. (the “Depositary”) and MacKenzie Partners, Inc. (the “Information Agent”).

The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that (a) at the expiration of the Offer, there have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares then beneficially owned by Parent, Purchaser and their wholly owned subsidiaries, constitutes at least a majority of the total number of then-outstanding Shares, including the number of Shares which the Company is required to issue (after giving effect to the transactions described under Section 11—“Purpose of the Offer and Plans for the Company; Merger Agreement—Treatment of Equity Awards”) pursuant to then-outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares, whether or not then exercisable (the “Minimum Tender Condition”), (b) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated and the required approvals and consents under the antitrust laws of Germany, Spain and China have been obtained and any applicable waiting periods thereunder have expired or been terminated, and (c) the representations and warranties made by the Company in the Merger Agreement are true and correct, subject to the materiality standard provided in the Merger Agreement, and that the Company has performed in all material respects its obligations under the Merger Agreement that are to be performed prior to the expiration of the Offer. The Offer is also subject to certain other terms and conditions. See Section 13—“Conditions of the Offer.”

The Offer will expire at 5:00 p.m., New York City time, on Wednesday, July 30, 2008, unless extended. See Sections 1, 13 and 15—“Terms of the Offer,” “Conditions of the Offer” and “Certain Legal Matters.”

The Company’s board of directors has, by unanimous vote of the directors present, approved the Merger Agreement and determined that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the holders of Shares. The Company’s board of directors recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

For factors considered by the board of directors of the Company, see the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

At a meeting of the Company’s board of directors on June 10, 2008, J.P. Morgan Securities Inc. (“JP Morgan”) delivered its written opinion to the Company’s board of directors to the effect that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the $45.00 per Share in cash to be received by holders of Shares in the Offer and the Merger was fair, from a financial point of view, to such holders. The full text of the written opinion of JP Morgan, dated June 10, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered, limitations and qualifications on the review undertaken in connection with the opinion, is included in Annex B to the Schedule 14D-9.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. At the effective time of the Merger (the “Effective Time”), each outstanding Share (other than Shares held in the treasury of the Company or owned by Parent or any direct or indirect wholly owned subsidiary of Parent or the Company or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will, by virtue of the Merger and without action by the holder thereof, be canceled and converted into the right to receive an amount in cash per Share, without interest and less any amounts required to be withheld under applicable U.S. federal, state or local tax laws, equal to the Offer Price (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for the Company; Merger Agreement.” Section 5—“Material United States Federal Income Tax Consequences of the Offer and the Merger” below describes the principal U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

Consummation of the Merger is conditioned upon, among other things, the adoption of the agreement of merger (as such term is used in Section 251 of the Delaware General Corporation Law (the “DGCL”)) set forth in the Merger Agreement by the requisite vote of stockholders of the Company. Under the DGCL, the affirmative vote of a majority of the outstanding Shares entitled to vote to adopt the agreement of merger is the only vote of any class or series of the Company’s capital stock that would be necessary to approve the Merger Agreement and the Merger at any required meeting of the Company’s stockholders. If, following the purchase of Shares by Purchaser pursuant to the Offer, Parent, Purchaser and their wholly owned subsidiaries own at least a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Parent and Purchaser have agreed pursuant to the Merger Agreement that all Shares acquired pursuant to the Offer or otherwise owned by Parent and its direct or indirect subsidiaries will be voted in favor of the Merger.

The DGCL provides that, if a corporation owns at least 90 percent of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a “short-form merger”). Pursuant to the Merger Agreement, in the event that, following completion of the Offer, Purchaser (together with Parent and Parent’s direct or indirect wholly owned subsidiaries) owns at least 90 percent of the outstanding Shares, including Shares acquired in any subsequent offering period and through any exercise of the top-up option (as defined in Section 11—“Purpose of the Offer and Plans for the Company; Merger Agreement—Top-Up Option”), Parent will effect a short-form merger of Purchaser into the Company in accordance with the DGCL as soon as reasonably practicable. See Section 15—“Certain Legal Matters.”

No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15—“Certain Legal Matters.”

This Offer to Purchase and the related Letter of Transmittal, and the Company’s Schedule 14D-9, contain important information and each such document should be read carefully and in its entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Expiration Date in accordance with the procedures set forth in Section 4—“Withdrawal Rights.” The term “Expiration Date” means 5:00 p.m., New York City time, on Wednesday, July 30, 2008, unless Purchaser has extended the initial offering period of the Offer, in which event the term “Expiration Date” will mean the latest time and date at which the offering period of the Offer, as so extended by Purchaser, will expire.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13—“Conditions of the Offer.” Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 13 occur.

We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of the Company, (a) decrease the Offer Price or change the form of consideration payable in the Offer, (b) decrease the number of Shares sought pursuant to the Offer, (c) amend or waive the Minimum Tender Condition, (d) add to the conditions to the Offer described in Section 13—“Conditions of the Offer” or modify those conditions in a manner adverse to the holders of Shares or in a manner that would delay consummation of the Offer, (e) reduce the time period during which the Offer will remain open, or (f) extend the expiration date of the Offer, except as required or permitted by the Merger Agreement.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment and pay for any Shares validly tendered and not withdrawn pursuant to the Offer. We may, in our sole discretion and without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or The NASDAQ Stock Market (“Nasdaq”) applicable to the Offer.

We have agreed under the Merger Agreement, as long as the Merger Agreement is in effect, to extend the Offer for one or more periods determined by us of up to five (5) business days per extension if, at any scheduled expiration of the Offer, any of the conditions to the Offer have not been satisfied or waived by us, provided that if as of five (5) business days prior to any Expiration Date (A) the Minimum Tender Condition is not satisfied but all other offer conditions are satisfied or waived and (B) Purchaser has publicly announced that all conditions other than the Minimum Tender Condition have been satisfied or irrevocably waived and that Purchaser will let the Offer expire as of such Expiration Date, assuming there is no change in facts or circumstances that would make such conditions not satisfied, unless the Minimum Tender Condition is satisfied as of such Expiration Date, Purchaser will not be obligated to (and will not) extend the Offer past such Expiration Date.

In addition, if the Company delivers a Qualifying Transaction Notice (as defined in Section 11—“Purpose of the Offer and Plans for the Company; Merger Agreement—No Solicitation”) and, on the date of delivery of such Qualifying Transaction Notice, the scheduled expiration of the Offer is a date less than six (6) business days after the date of delivery, then we will extend the Offer so that the Expiration Date does not occur until on or after the date that is six (6) business days following the date of delivery of the Qualifying Transaction Notice. Furthermore, if the Company delivers a Bid Deadline Notice (as defined in Section 11—“Purpose of the Offer and Plans for the Company; Merger Agreement—No Solicitation”) and, on the date of delivery of the Bid Deadline Notice, the scheduled expiration of the Offer is a date less than three (3) business days following the Bid Deadline (as defined under Section 11—“Purpose of the Offer and Plans for the Company; Merger Agreement—No Solicitation”) we will extend the Offer so that the Expiration Date does not occur until one (1) business day after the Bid Deadline.

There can be no assurance that we will be required under the Merger Agreement to extend the Offer or that we will exercise any discretionary right to extend the Offer. During any extension of the Offer (but not during any subsequent offering period as described below), all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—“Withdrawal Rights.”

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten (10) business days following such change to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13—“Conditions of the Offer” have not been satisfied or upon the occurrence of any of the events set forth in Section 13. Under certain circumstances, we may terminate the Merger Agreement and the Offer.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15, without prejudice to our rights set forth in Section 13—“Conditions of the Offer.” See Sections 13 and 15—“Conditions of the Offer” and “Certain Legal Matters.” The reservation by us of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

Any extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Dow Jones News Service (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.

We have agreed under the Merger Agreement, in accordance with Rule 14d-11 under the Exchange Act, to provide subsequent offering periods if, upon expiration of the Offer, we do not acquire (and would not own following an exercise of the top-up option) a number of Shares sufficient to enable a merger to be consummated without a meeting of the stockholders of the Company in accordance with Section 253 of the DGCL as described in Section 11—“Purpose of the Offer and Plans for the Company; Merger Agreement” or if a delay is anticipated in completing the Merger because all Required Merger Regulatory Approvals (as defined under Section 15—“Certain Legal Matters—Antitrust Compliance—Other Foreign Laws”) have not yet been received. A subsequent offering period would be an additional period of time of up to five (5) business days per extension but not more than twenty (20) business days in the aggregate, beginning no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offer on the Expiration Date, during which stockholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and Purchaser will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer.

The Company has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

For purposes of this Offer to Purchase, “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday or a day on which banks are required or authorized by law to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2. Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer set forth in Section 13—“Conditions of the Offer” (including, if the Offer is extended or amended in accordance with the terms of the Merger Agreement, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn at the Expiration Date promptly after the Expiration Date. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory or governmental approvals that are conditions to consummation of the Offer as specified in Section 15—“Certain Legal Matters” (except those specified under Section 15—“Certain Legal Matters—Antitrust Compliance—Other Foreign Laws” as not applicable to the Offer). For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—“Certain Legal Matters.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. See Section 3—“Procedures for Tendering Shares.”

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

If, prior to the Expiration Date, Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

Parent reserves the right, subject to the provisions of the Merger Agreement, to assign in whole or in part, to any direct or indirect wholly owned subsidiary of Parent, all or any of its rights and obligations under the Merger Agreement, but any such assignment will not relieve Parent from any of its obligations thereunder and will not impede or delay the consummation of the Offer or the Merger or other transactions contemplated by the Merger Agreement or otherwise impede the rights of the stockholders of the Company under the Merger Agreement.

3. Procedures for Tendering Shares

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (which term includes most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the

Shares) of Shares tendered with the Letter of Transmittal and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

•

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which The NASDAQ Global Select Market is open for business.

The Notice of Guaranteed Delivery may be transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, it is recommended that all documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements. Notwithstanding any provision of this Offer to Purchase, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.

Binding Agreement. The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivering an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for the Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting rights (other than (x) any limitation arising from the failure to obtain a clearance or approval under any antitrust law other than those of Germany, Spain and China, or (y) any non-material limitation arising from any law, decree, judgment, order or injunction promulgated, enacted, entered, enforced, issued or amended after June 11, 2008) with respect to such Shares.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its reasonable discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders reasonably determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, New LS Cable, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s reasonable interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date and, unless and until Purchaser has previously accepted them for payment, such Shares may also be withdrawn at any time after August 29, 2008.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its reasonable discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, New LS Cable, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the Expiration Date.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment, Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under this Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 before the Expiration Date or at any time after August 29, 2008 unless theretofore accepted for payment as provided herein.

In the event Purchaser provides a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

5. Material United States Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to U.S. Holders and Non-U.S. Holders (as such terms are defined below) of Shares. This summary is for general information only and does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of Shares in the Offer or the Merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of such holder’s particular circumstances or that may be applicable to holders of Shares subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their Shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities, holders liable for the alternative minimum tax, and holders who acquired their Shares pursuant to the exercise of stock options as compensation, and U.S. expatriates). In addition, this summary does not discuss any aspect of state, local or foreign tax law that may be applicable to any holder of Shares, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This summary assumes that holders hold Shares as capital assets.

All holders of Shares should consult their own tax advisors with respect to the specific tax consequences to them in connection with the Offer and the Merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Shares that is a citizen or resident of the United States, a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income tax regardless of its source, and a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

Exchange of Shares pursuant to the Offer or the Merger

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the Shares is more than one year at the time of the exchange. Long-term capital gains recognized by an individual U.S. Holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses. If a U.S. Holder acquired different blocks of Shares at different times or prices, any gain or loss must be determined separately for each block of Shares.

Information Reporting and Backup Withholding Tax

Payments of cash pursuant to the Offer or the Merger will be subject to information reporting and U.S. federal backup withholding tax (currently, at a rate of 28 percent) unless the U.S. Holder (i) furnishes an accurate taxpayer identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary) or (ii) is a corporation or other exempt recipient and demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

For the purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Shares, other than a partnership, that is not a U.S. Holder.

Exchange of Shares pursuant to the Offer or the Merger

In general, a Non-U.S. Holder’s gain or loss from the exchange of Shares for cash pursuant to the Offer or the Merger will be determined in the same manner as that of a U.S. Holder. However, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized unless:

(a) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States); or

(b) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met.

(c) the Non-U.S. Holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

Information Reporting and Backup Withholding Tax

Payments in cash made to a Non-U.S. Holder pursuant to the Offer or the Merger, under certain circumstances, may be subject to information reporting and backup withholding. In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments made pursuant to the Offer or the Merger if such holder provides the Depositary with an IRS Form W-8BEN (or a Form W-8ECI if such holder’s gain is effectively connected with the conduct of a U.S. trade or business) certifying, under penalty of perjury, as to such holder’s non-U.S. status. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

6. Price Range of Shares; Dividends

According to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “Form 10-K”), the Shares are traded on The NASDAQ Global Select Market under the symbol “SPSX.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on The NASDAQ Global Select Market as reported in the Form 10-K with respect to 2007 and as reported by published financial sources with respect to periods occurring in 2008:

Fiscal Year	High	Low
2006:
First Quarter	$27.35	$19.86
Second Quarter	$34.93	$24.36
Third Quarter	$36.91	$24.95
Fourth Quarter	$40.10	$31.18

2007:
First Quarter	$35.97	$29.37
Second Quarter	$38.98	$32.84
Third Quarter	$40.63	$29.00
Fourth Quarter	$39.14	$20.51

2008:
First Quarter	$29.76	$18.06
Second Quarter	$47.42	$28.49

On June 9, 2008, the last full trading day before the Company announced that it was in discussions with Parent regarding a potential business transaction (including the $45.00 price per Share offered by Parent), the closing price of the Shares reported on The NASDAQ Global Select Market was $45.44. On June 10, 2008, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on The NASDAQ Global Select Market was $44.10. On June 30, 2008, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on The NASDAQ Global Select Market was $44.63 per Share. The Company has not paid any dividends on the Shares in the last two years. Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent. See Section 14—“Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations

As set forth in Section 11—“Purpose of the Offer and Plans for the Company; Merger Agreement—The Merger,” following the purchase of Shares pursuant to the Offer, on the terms and subject to the conditions set forth in the Merger Agreement, Parent will effect the Merger, pursuant to which all Shares we do not own will be canceled and converted into the right to receive from Purchaser the Merger Consideration, and in any event without interest and subject to amounts required to be withheld under applicable U.S. federal, state or local tax laws. However, even if the Merger is not consummated, during the period after the Purchase Time and prior to consummation of the Merger, our purchase of Shares in the Offer may have material effects on the market for the Shares, Nasdaq listing and Exchange Act registration of the Shares and the eligibility of the Shares as collateral for margin loans. These potential effects are summarized below.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on The NASDAQ Global Select Market. According to the published guidelines of Nasdaq, Nasdaq would consider disqualifying the Shares for listing on The NASDAQ Global Select Market (though not necessarily for listing on The NASDAQ Capital Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of beneficial holders of round lots of Shares falls below 400, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, the Company has stockholders’ equity of less than $10 million, or the bid price for the Shares over a 30 consecutive business day period is less than $1. Furthermore, Nasdaq would consider delisting the Shares from Nasdaq altogether if, among other possible grounds, (a) the number of publicly held Shares falls below 500,000, (b) the total number of beneficial holders of round lots of Shares falls below 300, (c) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (d) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (e) the bid price for the Shares over a 30 consecutive business day period is less than $1, or (f) (i) the Company has stockholders’ equity of less than $2.5 million, (ii) the market value of the Company listed securities is less than $35 million over a 10 consecutive business day period, and (iii) the Company’s net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of the Company, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to the Company, as of the close of business on June 25, 2008, there were 19,901,543 Shares outstanding (including unvested restricted shares). If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for The NASDAQ Global Select Market or are delisted from Nasdaq altogether, the market for Shares will be adversely affected.

If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to the Company. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing or reporting on Nasdaq. Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding market quotations, the Shares might no longer constitute “margin securities” for the purposes of the margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8. Certain Information Concerning the Company

The following description of the Company and its business has been taken from the Form 10-K and is qualified in its entirety by reference to such report.

The Company is a Delaware corporation with its principal executive offices located at 150 Interstate North Parkway, Atlanta, GA 30339. The Company’s telephone number at such principal executive offices is (770) 657-6000.

The Company manufactures and supplies wire and cable products for the communications, energy, automotive, industrial and commercial and residential end-markets. It manufactures magnet wire, fabricated insulation products, and copper and fiber optic communications wire and cable.

Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic reports distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, D.C. 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, D.C. 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is www.sec.gov.

Certain Financial Projections

In connection with Parent’s due diligence and Parent’s negotiation of the Merger Agreement, the Company made available to Parent certain non-public business and financial information about the Company, including financial projections prepared in April 2008 by the Company’s management with respect to the fiscal years ending December 31, 2008, 2009 and 2010. The Company has advised Parent that its financial projections reflect numerous estimates and assumptions with respect to operations, market trends, raw material costs, exchange rates and economic forecasts. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such projections, including the risk factors set forth in the Company’s periodic filings with the SEC.

These financial projections assumed a constant copper rate of $3.00/lb COMEX copper price, a Euro/US Dollar exchange of $1.40/Euro, low macroeconomic growth forecasts for North America and Europe, GDP equivalent growth in the magnet wire sectors in North America, Europe and China, magnet wire growth in the energy market offset by weaknesses in the commercial and residential end markets and a gradual decline over time in the outside plant copper communications cable segment in North America, moderate growth in the North American premise copper communications cable and fiber optic cable segments and no major changes in pricing or demand trends in the communications cable market in North America. The financial projections have not been updated since they were prepared in April 2008 except as provided below. The financial projections included below (including the above description of the underlying assumptions) and the reconciliation of the non-GAAP financial and operating measures to GAAP measures were prepared by the Company.

	Year ending December 31,
	2008	2009	2010
	(in millions except per share data)
Core Business Revenues at Constant Copper(1)	$2,979.8	$3,080.9	$3,172.9
Adjusted EBITDA(2)	$178.3	$203.5	$227.0
Adjusted Net Income(3)	$63.7	$77.5	$93.5
Adjusted EPS(3)	$3.15	$3.80	$4.54

(1)	Core Businesses consist of the Company’s Communications Cable business segment, its Magnet Wire and Distribution North America business segment, its Magnet Wire and Distribution Europe business segment, and its Magnet Wire Asia Pacific business segment.

(2)	Adjusted EBITDA in 2008 and 2009 exclude $7.9 million and $13.0 million in special items, respectively.

(3)	Adjusted Net Income and Adjusted EPS for 2008 exclude the after-tax impact of $23.0 million in special items (including $15.1 million in non-cash charges for accelerated depreciation on assets to be idled). The major components of these special items include announced factory rationalization activities in North America. Adjusted Net Income and Adjusted EPS for 2009 exclude the after-tax impact of $28.0 million of special items (including $15.0 million in non-cash charges for accelerated depreciation on assets to be idled). The major components of these special items include factory modernization and rationalization activities in both North America and Europe. There were no special items excluded in 2010.

On June 10, 2008, certain members of the Company management provided Parent with an update on the Company’s outlook for the second fiscal quarter of 2008 that anticipated Core Business Revenues at constant copper and EBITDA would be down approximately 6% and 3%-5%, respectively, compared to the second quarter projections included in the Company’s business plan.

The above financial information includes certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. These non-GAAP operating and financial measures are described below.

Adjusted EBITDA and Adjusted EPS. Earnings before interest, taxes, depreciation and amortization, or “EBITDA”, is a performance metric which the Company uses and which is used by other companies. “EBITDA” as used by the Company (defined as earnings before interest, taxes, depreciation, amortization, minority interest and other expense, net) may not be comparable to a similarly titled measure of another company. The Company uses the terms “Adjusted EBITDA” and “Adjusted earnings per diluted share” (or “Adjusted EPS”). Adjusted EBITDA is defined as EBITDA including other expense, net and excluding the impact of special items. Adjusted EPS is defined as earnings per diluted share excluding the after-tax, after minority interest impact of special items. These items may not be comparable to a similarly titled measure of another company. Special items are quantified in the footnotes to the tables above.

Comparisons to GAAP. The Company management believes that Adjusted EBITDA, Adjusted EPS and Core Business Revenues at Constant Copper are useful adjuncts to net income (loss), earnings per share, revenues and other measurements under GAAP. The Company believes these measures are useful in analyzing the underlying operating performance of the Company’s business without regard to financing methods, capital structure, cost basis of assets or other non-routine events which the Company does not expect to occur regularly in the future. The above non-GAAP financial measurements are reconciled to the most directly comparable GAAP financial measures – Adjusted EBITDA to net income; Adjusted Net Income to net income; Adjusted EPS to earnings per diluted share; and Core Business Revenues at Constant Copper to revenues.

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income or operating income as determined in accordance with GAAP. Adjusted EBITDA has distinct limitations as compared to GAAP information such as net income or operating income. These measures do not reflect all costs and benefits associated with the operation of the Company’s business that impact net income or earnings per share calculated on a GAAP basis. The Company compensates for these limitations by reconciling each of the above-mentioned non-GAAP financial measurements to the most directly comparable GAAP measure and by presenting the GAAP information in conjunction with these other measures.

Core Business Revenues at Constant Copper has distinct limitations as compared to GAAP revenues. With Revenues at Constant Copper, in a declining copper cost environment, it may not be apparent that net sales may be declining on an actual basis. By limiting net sales to “Core Businesses,” the revenues of the omitted segment, copper rod, may not be apparent. The Company compensates for these limitations by reconciling the non-GAAP financial measurements to the most directly comparable GAAP measure and by presenting the GAAP information in conjunction with Core Business Revenues at Constant Copper.

Financial Projections Disclosure

Reconciliation of Projections to GAAP

($ in millions, except earnings per share data)

Reconciliation of Revenues

	2008	2009	2010
Core Business Revenues (Non-GAAP)	$2,979.8	$3,080.9	$3,172.9
Copper Rod Segment Revenues	60.1	60.1	60.1

Total Consolidated Revenues (GAAP)	$3,039.9	$3,141.0	$3,233.0

Note: Projected revenues are stated at a constant copper rate.

Reconciliation of Adjusted EBITDA to Net Income

	2008	2009	2010
Net Income (GAAP)	$49.6	$60.1	$93.5
Income Tax Expense	30.6	36.8	57.3
Interest Expense, Net	31.5	29.9	27.2
Other Expense, Net	0.4	0.0	0.0

Operating Income	$112.1	$126.8	$178.0
Depreciation & Amortization (including Accelerated Depreciation on assets to be idled)	52.9	57.6	43.3

EBITDA	$165.0	$184.4	$221.3
Special Items (excluding non-cash Accelerated Depreciation on assets to be idled)	7.9	13.0	0.0
Non-Cash Equity Compensation	5.1	6.1	5.7
Other	0.3	0.0	0.0

Adjusted EBITDA (Non-GAAP)	$178.3	$203.5	$227.0

Reconciliation of Adjusted Net Income to Net Income

	2008	2009	2010
Net Income (GAAP)	$49.6	$60.1	$93.5
Special Items(1)	23.0	28.0	0.0
Tax Impact of Special Items	(8.9)	(10.6)	0.0

Adjusted Net Income (Non-GAAP)	$63.7	$77.5	$93.5

(1)	Includes $15.1 million and $15.0 million in non-cash accelerated depreciation for assets to be idled in 2008 and 2009, respectively.

Reconciliation of Adjusted Earnings Per Share to Earnings Per Share

	2008	2009	2010
Earnings Per Share (GAAP)	$2.46	$2.95	$4.54
Special Items, Net of Tax Impact	0.69	0.85	0.00

Adjusted Net Income (Non-GAAP)	$3.15	$3.80	$4.54

The inclusion of the projections above should not be regarded as an indication that any of Parent, Purchaser, the Company or their respective affiliates or representatives considered in the past or currently consider such projections to be a reliable prediction of future events, and such projections should not be relied upon as such. None of Parent, Purchaser, the Company or their respective affiliates or representatives has made or makes any representation to any person regarding the information contained in the projections described above, and none of them intends to update or otherwise revise such projections to reflect circumstances existing after the date that the Company prepared such projections or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such projections are shown to be in error.

Holders of Shares are cautioned not to place undue reliance on the projections.

Sources of Information. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, New LS Cable, Purchaser, or any of their respective affiliates or assigns, the Information Agent, the Dealer Manager or the Depositary assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. Certain Information Concerning Purchaser, Parent and New LS Cable

Purchaser. Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is an indirect subsidiary of Parent and, upon the effectiveness of the Corporate Structure Change, will be an indirect subsidiary of New LS Cable, which will be a wholly owned subsidiary of Parent. The principal executive offices of Purchaser are located at c/o LS Cable Ltd., LS Tower, 15F, 1026-6, Hogye-dong, Dongan-gu, Anyang-si, Gyeonggi-do, Republic of Korea, 431-080, and Purchaser’s telephone number at such principal executive offices is +82-2-2189-9114.

Parent and New LS Cable. On or about July 2, 2008, Parent is expected to effect the Corporate Structure Change. Parent will change its name from “LS Cable Ltd.” to “LS Corp.” and transfer the assets and liabilities of its wire and cable business into a newly established wholly owned subsidiary, New LS Cable. Pursuant to the Merger Agreement, upon the effectiveness of the Corporate Structure Change, (a) New LS Cable, Parent, Purchaser and the Company will enter into an Assignment and Joinder Agreement to be dated on or about July 2, 2008, pursuant to which Parent will assign its rights and obligations under the Merger Agreement to New LS Cable, and (b) Parent and New LS Cable will be jointly and severally liable for Parent’s obligations under the Merger Agreement.

Parent is a leading wire and cable manufacturer with headquarters located in Korea. Parent’s shares are listed on the Stock Market Division of the Korea Exchange. The principal executive offices of Parent are located at ASEM Tower, 21F, 159 Samsung-dong, Gangnam-gu, Seoul, Republic of Korea, 135-090 and its telephone number at such principal executive offices is +82-2-2189-9988. The principal executive offices of New LS Cable will be located at LS Tower, 15F, 1026-6, Hogye-dong, Dongan-gu, Anyang-si, Gyeonggi-do, Republic of Korea, 431-080, and its telephone number at such principal executive offices will be +82-2-2189-9114.

Additional Information. The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of Parent and Purchaser, as well as each person who will serve as a member of the board of directors and as an executive officer of New LS Cable upon the effectiveness of the Corporate Structure Change, are set forth in Schedule A to this Offer to Purchase.

None of Parent, Purchaser or, to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has during the last five years (a) been convicted in a criminal proceeding

(excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase or in Schedule A: (a) none of Parent, Purchaser or, to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of Parent, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, (b) none of Parent, Purchaser or, to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of the Company during the past 60 days, (c) none of Parent, Purchaser, their subsidiaries or, to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the SEC between any of Parent, Purchaser, their subsidiaries or, to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, and (e) in the past two years, there have been no negotiations, transactions or material contacts between any of Parent, Purchaser, their subsidiaries or, to the knowledge of Parent or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) Parent has available sufficient cash and financing commitments, and will arrange for Purchaser to have sufficient funds, to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger. See Section 12—“Source and Amount of Funds.”

10. Background of the Offer; Contacts with the Company

In August 2007, at the request of Parent, a representative of Macquarie Capital (USA) Inc. (collectively with Macquarie Securities Korea Limited, “Macquarie”) contacted a senior executive of the Company to arrange a meeting between executives of the Company and Parent to discuss potential business opportunities between the two companies, which meeting took place in October 2007. Following this meeting, Macquarie contacted Mr. Stephen M. Carter, President and Chief Executive Officer of the Company, by phone to inquire about a potential acquisition of the Company by Parent. On November 6, 2007, Macquarie sent a letter to the Company stating that it had been retained by Parent, and that Parent was interested in entering into discussions with the Company about a potential acquisition, but the letter did not provide any indication of value. The letter expressed Parent’s willingness to enter into a confidentiality agreement with a standstill in order to obtain non-public information that would enable Parent to determine an appropriate value for the Company. The Company sent a letter to Macquarie on November 13, 2007, stating that the Company’s board of directors had decided not to pursue this matter. This message was reiterated in a telephone conversation between Mr. Carter and a representative of Macquarie a few days later.

There was no further contact between the companies until March 24, 2008, when Parent sent a letter from Mr. Chayol Koo, the Vice Chairman and CEO of Parent, addressed to Mr. Monte Haymon, Chairman of the board of directors of the Company, making a non-binding proposal to acquire all of the outstanding common stock of the Company for $36.00 per Share in cash. The letter indicated that the proposal was based on publicly available information, and that Parent would be prepared, following a period of due diligence, to raise the per Share price if warranted by what they learned through the diligence process. The letter requested a response from the Company by April 4, 2008. On March 20, 2008, the last trading day prior to the receipt of the letter from Mr. Koo, the Company’s stock price closed at $26.76.

On April 2, 2007, Macquarie received a letter from Mr. Carter notifying them that the Company’s board of directors had retained JP Morgan as its financial advisor and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) as its legal advisor to assist it in evaluating the March 24 letter but would not meet the April 4 deadline.

On April 7, 2008, a representative of Macquarie left a voicemail message for Mr. Carter stating that Parent had noted the recent rise in the Company’s stock price, which had increased almost 17% since Parent had submitted its March 24 letter, and that he believed that there was “upside” to Parent’s then-current proposal. On April 8, 2007, JP Morgan advised Macquarie that the Company’s board of directors concluded that it had no interest in selling the Company at $36.00 per share. JP Morgan also advised Macquarie, however, that in light of Parent’s ability and stated potential willingness to increase its proposed price, the Company’s board of directors would be willing to continue discussions with Parent and to provide Parent with high level due diligence if Parent executed an appropriate confidentiality agreement that included a standstill.

Over the next two weeks, the parties and their advisors negotiated a confidentiality agreement with a two-year standstill which was executed on April 22, 2008. On April 28, 2008, management of the Company and JP Morgan made a presentation to representatives of Parent and its advisors with respect to the Company’s business, operations and prospects, and received a presentation from Parent regarding its corporate structure, business strategy, financial position and financing plans for the acquisition. The parties and their advisors had several diligence calls in the days following that presentation.

On May 1, 2008, following the close of trading, the Company reported its financial results for the first quarter of 2008 which exceeded analyst estimates and the Company’s previous earnings guidance. The Company’s stock price closed at $34.49 per Share on May 2, 2008, an increase of 11.4% from the previous closing price.

On the evening of May 9, 2008 (when the Company’s stock price closed at $37.07), Parent sent the Company a letter that contained a revised non-binding proposal to acquire all of the outstanding Shares for $41.50 per Share in cash, subject to satisfactory completion of due diligence and execution of definitive agreements. The proposal was also made contingent on the Company’s agreement to enter into a four-week exclusivity arrangement and provided for a four-week due diligence period prior to execution of any final documentation. The letter stated that the proposal would expire on May 16, 2008 if the Company had not entered into an exclusivity agreement. Following the delivery of the May 9 letter, Macquarie had a discussion with JP Morgan in which Macquarie described Parent’s planned financing structure and stated that Parent viewed its $41.50 proposal as a full price for the Shares. On May 13, 2008, JP Morgan contacted Macquarie and advised that the Company’s board of directors concluded that Parent’s proposal of $41.50 per share was not compelling, and that the Company’s board of directors was not prepared to authorize an extensive due diligence at that valuation level. JP Morgan also advised Macquarie that the Company’s board of directors would not be willing to enter into any exclusivity arrangement and that a four week due diligence process was too long.

On May 16, 2008, Macquarie contacted JP Morgan to indicate that Parent would be prepared to make a proposal in the $42.50 to $43.50 range and reduce its diligence period to three weeks commencing upon the opening of a data room. Further, while Parent would no longer require an exclusivity agreement to move forward, Macquarie informed JP Morgan that Parent would withdraw from the process if it became aware that the Company was soliciting bids from or having discussions with other parties. Macquarie indicated that Parent’s price was currently at the lower end of the price range indicated, with the potential for rising to the top of the range based on due diligence, but that $43.50 would be the maximum value that Parent would propose.

On May 19, 2008, JP Morgan contacted Macquarie and advised that the Company’s board of directors decided to permit Parent to conduct due diligence for a three week period but that this did not mean that the Company’s board of directors had accepted the price range proposed by Parent. JP Morgan also advised Macquarie that the Company’s board of directors also instructed Wachtell Lipton to engage in negotiation of potential deal documentation with Parent’s U.S. legal counsel, Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”). On May 23, 2008, Cleary Gottlieb sent an initial draft of the Merger Agreement to Wachtell Lipton.

Beginning May 27, 2008, the Company made available a data room for due diligence purposes. Over the next two and a half weeks, Parent engaged in due diligence investigations of the Company. Also during this period, Cleary Gottlieb and Wachtell Lipton, together with management from both parties, negotiated draft transaction documentation. In the course of negotiating the merger agreement, Wachtell Lipton sought, among other things, a “go shop” period to permit the Company to solicit alternative offers, a minimal “break-up” fee in the event Company were to terminate the transaction to accept a higher offer, and an extension of the minimum initial tender offer period to up to seven weeks to increase the opportunity that if a third party were interested in making a competing bid, it would have time to do so. During this period, Cleary Gottlieb advised Wachtell Lipton that retention of the Company’s senior management team was very important to Parent since it did not have operations in the United States, and that it was a condition to Parent’s proposal that new employment agreements with the Company’s senior management be entered into prior to signing that would become effective upon Parent’s acquisition of control. Wachtell Lipton informed Cleary Gottlieb that it should provide proposed forms of employment agreements, but that direct negotiations with the Company’s management would not be permitted unless and until the parties had reached an agreement in principle on price and other material terms for the acquisition of Company.

On June 4, 2008, Macquarie contacted JP Morgan to discuss the Company’s rising stock price and the fact that it had recently traded above the $42.50-$43.50 price range proposed by Parent. Macquarie indicated Parent might be willing to make a proposal that was close to the Company’s stock price at that time, which was slightly over $44 per Share, if Parent could obtain some encouragement that there was opportunity for entering into a transaction at that level. Macquarie said that without such encouragement Parent was considering possibly withdrawing from the process. The Company’s advisors advised Parent’s advisors that the Company’s board of directors had not pre-determined a price level that would be required, and that Parent should complete its due diligence process promptly and make its best offer.

On June 5, 2008, Cleary Gottlieb informed Wachtell Lipton that a reporter in Hong Kong was contacting Parent’s financing sources about a report that Parent was working with Asian financing sources on an acquisition of a U.S. company. Cleary Gottlieb stated that Parent was very concerned about the risk of a leak and was prepared to accelerate the completion of its due diligence and seek to finalize negotiation on documentation and its financing commitments in an effort to be in a position to potentially execute and announce a transaction on June 9, 2008. Wachtell Lipton advised Cleary Gottlieb that it would seek to finalize negotiations on the merger agreement over the next several days, but execution of a definitive merger agreement would also require all financing commitments to be in place and there was no assurance that the requested timetable could be achieved.

On June 6, 2008, following the close of trading (with the Company’s stock price having closed at $44.75), Macquarie contacted JP Morgan to inform the Company that Parent was prepared to make a proposal of $45.00 per Share, structured as a two-step tender offer and merger with a 2% break-up fee and a 7-week period between signing and the earliest closing of the tender offer. While Parent rejected providing the Company with a “go shop” period, Parent agreed that the Company would have the ability to provide non-public information to, and negotiate with, third parties which submitted unsolicited proposals that the Company’s board of directors determines could reasonably result in a superior proposal. Macquarie indicated that this was Parent’s best and final proposal. Macquarie also indicated that this proposal had the support of the major shareholders of Parent but was subject to approval by Parent’s board of directors, which was scheduled to meet on the evening (New York City time) of Sunday, June 8, 2008 if Parent was first advised that the Company’s board of directors had indicated that it would be prepared to accept such a proposal. Parent requested that the Company’s board of directors meet on Sunday, June 8, to consider the proposal, so that if a final agreement was reached it could be approved by both boards and announced before the stock markets opened on Monday morning in Korea and the United States.

On June 7, 2008, JP Morgan and Wachtell Lipton contacted Parent’s financial and legal advisors to inform them that the Company’s board of directors concluded that there was not adequate time to make a final decision by the evening of June 8 but that the Company’s board of directors agreed to schedule a meeting in the morning of June 10 to consider a definitive agreement. Cleary Gottlieb reiterated that the $45.00 per Share proposal was Parent’s final proposal, and that Parent might decide to withdraw from the process in view of the decision by the Company’s board of directors not to meet until June 10 and the risk of a leak about the potential transaction, unless the Company could confirm that its management was supportive of a $45.00 per Share transaction. On the evening of June 7, 2008, the Company’s financial and legal advisors informed Parent’s advisors that the Company’s board of directors did not believe it would be appropriate to respond to Parent’s request regarding management’s position on a $45.00 per Share proposal. The Company also indicated that the Company’s board of directors had arranged to meet on June 10, in person in New York City, in order to fully and carefully review the proposal.

Over the next two days, advisors to the Company and Parent, working with management of both companies, proceeded to finalize the transaction documentation and reviewed the financing commitments for the transaction. On the evening of June 9, 2008, JP Morgan and Wachtell Lipton contacted Macquarie and Cleary Gottlieb to inform them that they had learned that a wire report had been released in Hong Kong that disclosed that Parent was seeking financing to acquire the Company. On the morning of June 10, 2008, Wachtell Lipton advised Cleary Gottlieb that the Company’s board of directors decided that the Company should issue a press release describing the current state of the negotiations. At Parent’s request, the release included a statement that Parent had advised that $45.00 was its final proposal.

On the evening of June 10, 2008, the Company’s advisors informed Parent’s advisors that, following extensive and careful discussion at the Company’s board of directors meeting that day, it was the consensus of the Company’s board of directors to move forward with the Parent proposal, and members of management and JP Morgan and Wachtell Lipton provided Parent and its advisors with an update on the Company’s expected financial performance in the second quarter as well as its outlook for the rest of the year. Wachtell Lipton also worked with the four members of senior management of the Company and Cleary Gottlieb to finalize terms for the employment agreements that were a condition to Parent’s proposal.

On the evening of June 10, 2008, the board of directors of Parent convened a meeting to discuss the terms of the proposed transaction and, by the unanimous vote of the directors present, approved the transactions contemplated by the Merger Agreement.

Following Parent’s board meeting, representatives of Parent and its advisors informed the Company and its advisors that Parent’s board had approved the transaction. Later that evening, JP Morgan advised Macquarie that the Board had voted to approve the proposed Merger Agreement and the transactions contemplated thereby.

Following the meeting of the Company’s board of directors, the Merger Agreement and employment agreements were finalized and executed by the parties thereto. The transaction was publicly announced at approximately 3:00 a.m., New York City time, on June 11, 2008.

11. Purpose of the Offer and Plans for the Company; Merger Agreement

Purpose of the Offer and Plans for the Company. The purpose of the Offer and the Merger is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Pursuant to the Merger, Parent will acquire all of the capital stock of the Company not purchased pursuant to the Offer, any subsequent offering period, the top-up option or otherwise. Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in the Company. On the other hand, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

Assuming Purchaser purchases a majority of the outstanding Shares pursuant to the Offer, Parent is entitled and currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the board of directors of the Company, subject to the terms and conditions of the Merger Agreement. See “Directors” below.

In accordance with the Merger Agreement, following the time of the purchase of Shares pursuant to the Offer (the time of such purchase, the “Purchase Time”), Purchaser and the Company will, as promptly as practicable, consummate the Merger. In the event that Purchaser has not acquired at least 90 percent of the outstanding Shares in the Offer or any subsequent offering periods, and the exercise of the top-up option described below under “Top-Up Option” would increase the number of Shares owned directly or indirectly by Parent or Purchaser, at the time of such purchase, to an amount equal to one Share more than 90 percent of the total Shares that would then be outstanding on a fully diluted basis, Purchaser will purchase and the Company will sell to Purchaser newly-issued or treasury Shares of the Company pursuant to the top-up option.

Parent and Purchaser are conducting a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Following the effectiveness of the Corporate Structure Change, Parent New LS Cable and Purchaser will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, New LS Cable intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing development of the Company’s potential in conjunction with New LS Cable’s businesses. Possible changes could include changes in the Company’s business, corporate structure, charter, bylaws, capitalization, board of directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, Parent and Purchaser have no current plans with respect to any of such matters.

Except as disclosed in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in the Company’s capitalization, corporate structure, business or composition of its management or board of directors.

The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that Parent and Purchaser have filed with the SEC on July 1, 2008 (the “Schedule TO”) and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—“Certain Information Concerning the Company—Available Information.”

On or about July 2, 2008, Parent is expected to effect the Corporate Structure Change. Parent will change its name from “LS Cable Ltd.” to “LS Corp.” and transfer the assets and liabilities of its wire and cable business into a newly established wholly owned subsidiary, New LS Cable. Pursuant to the Merger Agreement, upon the effectiveness of the Corporate Structure Change, (a) New LS Cable, Parent, Purchaser and the Company will enter into an Assignment and Joinder Agreement to be dated on or about July 2, 2008 pursuant to which Parent will assign its rights and obligations under the Merger Agreement to New LS Cable, and (b) Parent and New LS Cable will be jointly and severally liable for Parent’s obligations under the Merger Agreement. Upon the effectiveness of the Corporate Structure Change, any references to Parent in this summary of the Merger Agreement will also be deemed to be a reference to New LS Cable, except where the context otherwise indicates. Pursuant to the Merger Agreement, upon the effectiveness of the Corporate Structure Change, Parent and New LS Cable will jointly and severally guarantee the prompt performance by Purchaser of all of its obligations pursuant to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

The Offer. The Merger Agreement provides that Purchaser will commence the Offer no later than July 2, 2008, and that, upon the terms and subject to prior satisfaction or waiver of the conditions to the Offer described in Section 13—“Conditions of the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn by the Expiration Date promptly after the Expiration Date. Purchaser expressly reserves the right (but is not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect; provided that, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of the Company, (a) decrease the Offer Price or change the form of consideration payable in the Offer, (b) decrease the number of Shares sought pursuant to the Offer, (c) amend or waive the Minimum Tender Condition, (d) add to the conditions to the Offer described in Section 13—“Conditions of the Offer” or modify those conditions in a manner adverse to the holders of Shares or in a manner that would delay consummation of the Offer, (e) reduce the time period during which the Offer will remain open, or (f) extend the expiration date of the Offer, except as required or permitted by the Merger Agreement.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, Purchaser will be required to accept for payment and pay for any Shares validly tendered and not withdrawn pursuant to the Offer. We may, in our sole discretion and without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer.

Purchaser has agreed under the Merger Agreement to extend the Offer for one or more periods determined by Purchaser of up to five (5) business days per extension if, at any scheduled expiration of the Offer, any of the conditions to the Offer have not been satisfied or waived by Purchaser; provided that, if as of five (5) business days prior to any Expiration Date (A) the Minimum Tender Condition is not satisfied but all other Offer Conditions are satisfied or waived and (B) Purchaser has publicly announced that all conditions other than the Minimum Tender Condition have been satisfied or irrevocably waived and that Purchaser will let the Offer expire as of such Expiration Date, assuming there is no change in facts or circumstances that would make such conditions not satisfied, unless the Minimum Tender Condition is satisfied as of such Expiration Date, Purchaser will not be obligated to (and will not) extend the Offer past such Expiration Date.

In addition, if the Company delivers a Qualifying Transaction Notice (as defined below under “No Solicitation”) and, on the date of delivery of the Qualifying Transaction Notice, the scheduled expiration of the Offer is a date less than six (6) business days after the date the notice is delivered, then Purchaser will extend the Offer so that the Expiration Date does not occur until on or after the date that is six (6) business days following the date of delivery of the Qualifying Transaction Notice. In addition, if the Company delivers a Bid Deadline Notice (as defined below under “No Solicitation”) and, on the date of delivery of the Bid Deadline Notice, the scheduled expiration of the Offer is a date less than three (3) business days following the Bid Deadline (as defined below under “No Solicitation”) we will extend the Offer so that the Expiration Date does not occur until one (1) business day after the Bid Deadline.

Recommendation. The Company has represented to us in the Merger Agreement that its board of directors (at a meeting or meetings duly called and held) has, by the unanimous vote of the directors present, (a) determined that the Merger Agreement, the Offer and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders, (b) approved and declared advisable the Merger Agreement, including the “agreement of merger” (as such term is used in the DGCL) contained therein, and (c) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares to Purchaser and adopt the “agreement of merger” set forth in the Merger Agreement. The Company has further represented to us that its board of directors has approved, for purposes of Section 203 of the DGCL, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and irrevocably resolved to elect, to the extent permitted by law, for the Company not to be subject to any anti-takeover laws.

Directors. The Merger Agreement provides that, subject to the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, after Purchaser has purchased pursuant to the Offer at least a majority of the outstanding Shares, Purchaser will have the right, subject to the following paragraph, to designate a number of directors of the Company, rounded up to the next whole number, that is equal to the product of the total number of directors on the Company’s board of directors and the percentage that the number of Shares purchased bears to the total number of Shares outstanding. The Company will, upon request by Purchaser, promptly increase the size of its board of directors, promptly fill vacancies on the board of directors or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and will cause Purchaser’s designees to be so elected or appointed. The Company has also agreed in the Merger Agreement, subject to any limitations imposed by applicable laws, to use its reasonable best efforts to cause individuals designated by Purchaser to constitute the same percentage of each committee of the Company’s board of directors (and of each board of directors and each committee thereof of each wholly owned subsidiary of the Company) as the percentage of the entire board represented by the individuals designated by Purchaser.

Prior to the Effective Time, the Company will use its best efforts to cause the Company’s board of directors to always have at least two members who were members of the board immediately prior to the Purchase Time and who are independent directors for purposes of the continued listing requirements of Nasdaq (the “Continuing Directors”). If, prior to the Effective Time, the number of directors who are Continuing Directors is reduced to one, the remaining director who is a Continuing Director may designate a person to the board who was a member of the board prior to the Purchase Time and who is an independent director for purposes of the continued listing requirements of Nasdaq and is not an officer, director, employee or designee of Parent, Purchaser or any of their affiliates. If, prior to the Effective Time, there are no Continuing Directors for any reason, then the board will promptly designate two individuals to serve on the board who were members of the board prior to the Purchase Time and who are independent directors for purposes of the continued listing requirements of Nasdaq, provided that if there are no such individuals willing or able to serve on the board, the board will promptly designate two individuals to serve on the board who are not officers, directors, employees or designees of Purchaser or its affiliates.

The Merger Agreement further provides that until the Effective Time certain actions of the Company may only be authorized by, and will require the authorization of, a majority of the Continuing Directors, including (a) any amendment or termination of the Merger Agreement requiring action by the Company’s board of directors, (b) any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under the Merger Agreement, (c) any waiver of compliance with any of the agreement or conditions under the Merger Agreement that are for the benefit of the Company, (d) any exercise of the Company’s rights or remedies under the Merger Agreement, and (e) any action to seek to enforce any obligation of Parent or Purchaser under the Merger Agreement (or any other action by the Company’s board of directors with respect to the Merger Agreement or the Merger if such other action adversely affects, or would reasonably be expected to adversely affect, any of the holders of Shares other than Parent or Purchaser). The Continuing Directors will have the authority to retain counsel (which may include current counsel to the Company) and other advisors at the reasonable expense of the Company as determined appropriate by the Continuing Directors for the purpose of fulfilling their obligations under the Merger Agreement and will have the authority, after the Purchase Time, to institute any action on behalf of the Company to enforce the performance of the Merger Agreement in accordance with its terms. Until the Effective Time, the audit committee of the Company’s board of directors will be composed solely of independent directors as required by the Nasdaq rules.

Top-Up Option. The Company and Purchaser have agreed that after completion of the Offer, if Purchaser has not acquired at least 90 percent of the outstanding Shares in the Offer or any subsequent offering period, and if the Company has a sufficient number of authorized and unissued shares and treasury shares, on or prior to the 10th business day after the latest of the expiration of the Offer, the expiration of any subsequent offering periods and the receipt of all Required Merger Regulatory Approvals (as defined under Section 15—“Certain Legal Matters—Antitrust Compliance—Other Foreign Laws”), Purchaser will purchase and the Company will sell to Purchaser newly-issued or treasury Shares of the Company so as to increase the number of Shares owned directly or indirectly by Parent or Purchaser, at the time of such purchase, to an amount equal to one Share more than 90 percent of the total Shares that would then be outstanding on a fully diluted basis (the “top-up option”). The top-up option is exercisable only once and only after the acceptance by Purchaser of, and payment for, Shares tendered in the Offer. The price per Share payable under the top-up option would be equal to the Offer Price (which price is payable either (a) entirely in cash or (b) in cash in an amount equal to the aggregate par value of the Shares purchased in the top-up option and by the issuance of a full recourse note with a principal amount equal to the remainder of the exercise price). Purchaser is not permitted to exercise the top-up option if any of the following conditions exist: (1) the Shares issued pursuant to the top-up option would not enable Purchaser to effect a short-form merger, (2) the number of Shares issued pursuant to the top-up option would exceed the total number of authorized but unissued Shares plus Shares then held in the treasury of the Company, or (3) the issuance of Shares pursuant to the top-up option is prohibited by any provision of applicable law or any judgment, injunction, order or decree of any government body, or would require any consent or approval of, or filing with, any government body which has not already been obtained or made. Also, upon exercising of the top-up option, Purchaser will, as promptly as practicable after such exercise, consummate the Merger as a short-form merger pursuant to Section 253 of the DGCL.

The Merger. The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation. Parent, Purchaser and the Company have agreed in the Merger Agreement that, unless Parent and Purchaser effect a short-form merger pursuant to Delaware law, the Company will hold a special meeting of its stockholders as soon as practicable following the Purchase Time for the purpose of adopting the Merger Agreement. Parent and Purchaser have agreed that, at the special meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by Parent or any of its direct or indirect subsidiaries will be voted in favor of the Merger.

The Merger Agreement further provides that, notwithstanding the foregoing, if following the consummation of the Offer, any subsequent offering period, or the exercise of the top-up option, Parent and Purchaser (together with any other direct or indirect subsidiaries of Parent) hold in the aggregate at least 90 percent of the outstanding shares of each class of capital stock of the Company, each of Parent, Purchaser and the Company will, subject to the satisfaction of the conditions to the Merger, including the receipt or waiver of all Required Merger Regulatory Approvals (as defined below under Section 15—“Certain Legal Matters—Antitrust Compliance—Other Foreign Laws”), take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after consummation of the Offer, as a short-form merger without a meeting of the stockholders of the Company.

Charter, Bylaws, Directors, and Officers. At the Effective Time, the certificate of incorporation of the Company will be amended and restated in its entirety to read as the certificate of incorporation of Purchaser in effect immediately prior to the Effective Time (subject to the requirements set forth under “Indemnification and Insurance” and except that Article I of the amended certificate of incorporation shall read as follows: “The name of the Corporation is Superior Essex Inc.”). Also at the Effective Time, the bylaws of the Company will be amended and restated in their entirety so as to read as the bylaws of Purchaser as in effect immediately prior to the Effective Time (subject to the requirements set forth under “Indemnification and Insurance” and except that such bylaws will be amended to reflect that the name of the surviving corporation will be Superior Essex Inc.). The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the surviving corporation and the officers of the Company immediately prior to the Effective Time (other than the Chairman of the board of directors of the Company) will be the initial officers of the surviving corporation.

Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, owned by Parent or any direct or indirect wholly owned subsidiary of Parent or the Company, or held by stockholders who properly exercise appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder, be converted at the Effective Time into the right to receive the Merger Consideration, payable to such holder upon surrender of the certificate formerly representing such Shares, without interest. At the Effective Time, each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or the Company will be canceled, and no payment or distribution will be made with respect to such Shares. At the Effective Time, each share of Purchaser’s common stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the surviving corporation.

Treatment of Equity Awards. The Merger Agreement provides that, at the Purchase Time, (a) each outstanding and unexercised option to acquire Shares granted under the Superior Essex 2003 Stock Incentive Plan, the Superior Essex 2005 Incentive Plan or any other Superior Essex stock plan (the “Company Stock Plans”), whether vested or unvested, will automatically be vested and cancelled and will thereafter solely represent the right to receive from the Company an amount in cash equal to the product of (i) the number of Shares subject to the option and (ii) the excess, if any, of the Offer Price, without interest, over the exercise price per Share subject to the option (options, whether vested or unvested as of the Purchase Time, having an exercise price per Share equal to or greater than the Offer Price will, at the Purchase Time, be cancelled without payment of any consideration therefor), and (b) each award granted under the Company Stock Plans of restricted shares, performance shares and restricted stock units, in each case that is outstanding at the Purchase Time will automatically be vested and cancelled and will thereafter solely represent the right to receive from the Company the Merger Consideration with respect to each such restricted share, performance share or share underlying a restricted stock unit, as applicable. Pursuant to the Merger Agreement, Parent will fund (by purchasing newly-issued shares of common stock of the Company or lending on arms-length terms) any portion of the payment for options and awards granted under the Company Stock Plans and the redemption of the Series A Preferred Stock (as described under “Treatment of Series A Preferred Stock”) in excess of $25 million in the aggregate.

Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority, the vote of the Company’s stockholders required to approve the Merger, consents and approvals, compliance with law, public filings, financial statements, absence of any change, condition, event or development since December 31, 2007 that has had or would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect (as defined below), litigation, employee benefit plans, labor and employment matters, insurance, properties, tax matters, information to be included in this Offer to Purchase, the Schedule 14D-9 and any other ancillary documents related to the Offer (collectively, the “Offer Documents”) and in any proxy or information statement to be sent to stockholders in connection with the Merger, intellectual property, environmental matters, material contracts, affiliate transactions, the opinion of JP Morgan, brokers’ fees, and inapplicability of state takeover laws. Each of Parent and Purchaser has made customary representations and warranties to Parent and Purchaser with respect to, among other matters, organization and qualification, authority, consents and approvals, litigation, information to be included in the Schedule 14D-9, the Offer Documents and Information Statement, brokers’ fees, financing, Parent’s financial statements and ownership of Shares.

As defined in the Merger Agreement, “Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that:

(1)

any changes, effects, events or occurrences shall not be deemed to constitute a Material Adverse Effect to the extent arising out of, relating to or resulting from (i) changes in general economic or political conditions or in the industries or geographic markets in which the Company or its subsidiaries operate;

(ii) changes in the securities, credit, currency or financial markets generally, (iii) changes or proposed changes in laws or regulations (or interpretations thereof) of general applicability that are applicable to the Company or its subsidiaries or applicable accounting regulations or principles or the interpretation thereof; (iv) compliance with the terms of, or the taking of any action required by, the Merger Agreement or consented to or requested by Parent in writing; (v) any acts of terrorism or war (or the escalation of the foregoing) (other than any of the foregoing that causes any damage or destruction to, or renders unusable any material facility or property of the Company or of any of its subsidiaries); (vi) changes in the supplies or prices of copper or other raw materials, commodities or energy generally; or (vii) the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement (except, in the case of clauses (i) and (v), to the extent that such changes, effects, events or occurrences referred to in those clauses have a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, compared with other companies operating in the magnet wire, communications cable, enamel and related distribution businesses); or

(2)	a decline in the trading price of the Shares or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period or periods shall not be deemed to constitute a Material Adverse Effect (but this clause (2) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change or development underlying or contributing to such decline or failure has resulted in, or contributed to, a Material Adverse Effect).

The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•

have been qualified by information set forth in a confidential disclosure schedule exchanged by the parties in connection with signing the Merger Agreement—the information contained in such disclosure schedule modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•

will not survive consummation of the Merger and cannot be the basis for any claims under the Merger Agreement by the other party after termination of the Merger Agreement other than claims for willful breach;

•	may be subject to standards of materiality that are different from those that apply under the U.S. federal securities laws;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate; and

•	were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

Covenants

Conduct of Business. The Merger Agreement obligates the Company, from the date of the Merger Agreement to the earlier of the time when designees of Parent first constitute at least a majority of the board of directors of the Company and the Effective Time (such earlier time, the “Control Time”), to conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, and to use its commercially reasonable efforts to preserve intact its business organization. The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company prior to the Control Time which provide that the Company will not take certain actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) including, among other things and subject to certain exceptions and materiality thresholds, amending its certificate of incorporation or bylaws, issuing or selling its securities or granting any rights to acquire its securities, declaring or paying any dividends, reclassifying, redeeming or purchasing its securities, making material acquisitions or dispositions of any business, assets or securities (other than acquisitions or dispositions having an aggregate value of less than $5 million and other than certain arrangements made in the ordinary course of business consistent with past practice), entering into, terminating or amending any material contracts, authorizing or making any capital expenditures that exceed 120% of the cumulative year-to-date amounts set forth in the Company’s quarterly capital expenditure budgets, incurring or guaranteeing indebtedness for borrowed money, assuming obligations of others, making any loans or investments, entering into or amending any employment, severance or similar agreements, increasing compensation or adopting new employee benefit plans, accelerating the vesting or payment of compensation under any employee benefit plan, changing accounting principles, making material tax elections inconsistent with those made in prior periods or entering into tax settlements, settling litigation or claims in excess of specified amounts and other than in the ordinary course of business consistent with past practice, failing to keep insurance policies in force, taking or failing to take certain actions with respect to its intellectual property, or agreeing to take any of the foregoing actions. In addition, the Company has agreed not to knowingly take any action (other than as required or expressly permitted by the Merger Agreement) that is reasonably likely to result in the failure of the condition to the Offer relating to the Company’s representations and warranties, or to take or agree to take any other action (other than as required or expressly permitted by the Merger Agreement) that would reasonably be expected to result in any material delay in obtaining any required governmental approvals or which would otherwise reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger.

Access to Information. In the Merger Agreement, the Company has agreed until the Control Time (and upon reasonable notice and subject to the restrictions imposed by any applicable law and certain other conditions) to (a) give Parent and Purchaser and their respective representatives reasonable access during normal business hours to all officers, plants, offices and other facilities and to all books, contracts, commitments and records (including tax returns) of the Company and its subsidiaries as Parent or Purchaser may reasonably request, and to instruct the Company’s independent accountants to provide access to work papers; (b) permit Parent and Purchaser to make such reasonable inspections during normal business hours as they may reasonably require; (c) cause its and its subsidiaries’ officers to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company as Parent or Purchaser may from time to time reasonably request; and (d) furnish promptly to Parent and Purchaser a copy of each report, schedule and other document filed or received by the Company or any of its subsidiaries pursuant to the requirements of the federal or state securities laws.

No Solicitation. In the Merger Agreement, the Company has agreed not to, and to cause its subsidiaries not to, and to instruct and use reasonable best efforts to cause its officers, directors, employees, consultants, agents, advisors, affiliates and other representatives not to, directly or indirectly, until the Purchase Time: (a) initiate, solicit or knowingly encourage (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Acquisition Proposal (as defined below), or to engage in any discussions or negotiations with respect to, or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations; (b) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any agreement relating to an Acquisition Proposal or enter into any letter of intent or agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated in the Merger Agreement or breach its obligations under the Merger Agreement; or (c) withdraw, modify or qualify, in a manner materially adverse to Parent or Purchaser, the recommendation of the board of directors of the Company (or propose to do so) (a “Change of Board Recommendation”). The Company further agreed to terminate any solicitation, encouragement, discussion, or negotiation with any persons with respect to any Acquisition Proposal conducted by it, its subsidiaries or its representatives prior to the date of the Merger Agreement and to promptly cause to be returned or destroyed of all confidential information provided by or on behalf of the Company to such persons.

Notwithstanding the above paragraph, the Company may furnish information and participate in discussions or negotiations with any person making a written bona fide Acquisition Proposal after the date of the Merger Agreement and before the Purchase Time that did not result from a material breach by the Company of its obligations described under the above paragraph, if the Company’s board of directors determines in good faith that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (as defined below). However, the Company may not, and will use reasonable best efforts not to allow its representatives to, disclose any non-public information to any such person unless the Company has, or first enters into, a confidentiality agreement with such person containing confidentiality undertakings no less favorable to the Company than the Confidentiality Agreement (as defined below under “Confidentiality Agreement”), but such confidentiality agreement need not contain any standstill or other non-confidentiality provisions. The Company has further agreed to make available to Parent, as promptly as practicable, any non-public information provided to any such person that was not previously provided to Parent.

The Merger Agreement requires the Company to notify Parent as promptly as practicable (and in any event within 24 hours) of the receipt of (a) any Acquisition Proposal, or (b) any material inquiry or request for discussions or negotiations regarding any Acquisition Proposal, and the Company shall include in such notice the material terms and conditions thereof (including a copy of any written Acquisition Proposal or inquiry) and the identity of the party making such proposal or inquiry, and shall keep Parent promptly apprised as to the status and any material developments concerning the same. The Company also agrees to notify Parent, as promptly as practicable (and in any event within 24 hours) if it determines to begin providing non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal.

The Merger Agreement provides that, except as described below, the Company may not (a) approve or recommend (or publicly propose to approve or recommend) an Acquisition Proposal, (b) enter into any merger agreement, letter of intent, agreement in principle or similar agreement relating to an Acquisition Proposal, or (c) exempt any person (other than Parent and its affiliates) from the provisions of Section 203 of the DGCL or any similar takeover laws.

Notwithstanding the provisions described in the immediately preceding paragraph, the Company’s board of directors may effect a Change of Board Recommendation or terminate the Merger Agreement in response to a written, bona fide Acquisition Proposal from a third party, so long as such Acquisition Proposal did not result from the Company’s material breach of its obligations described under the first paragraph of this section and if, pursuant to the process described below, the Company’s board of directors concludes in good faith, after consultation with outside counsel and its financial advisors and after taking into account any adjustments to the terms and conditions of the Merger Agreement that may be offered by Parent (provided that such offer must be irrevocable until at least four (4) business days following the end of the Notice Period (as defined below)), that such Acquisition Proposal constitutes a Superior Proposal. The Company must provide to Parent at least four (4) business days’ prior written notice (the “Qualifying Transaction Notice” and such period, the “Notice Period”) of its intention to approve or recommend or accept the Superior Proposal and the material terms of the Superior Proposal (including the identity of the party making the proposal and a copy of the proposed form of acquisition agreement). In the event of any material revisions to the terms of a Superior Proposal after the start of the Notice Period, the Company is required to deliver a new Qualifying Transaction Notice to Parent and to comply with the requirements described in this paragraph with respect to such new Qualifying Transaction Notice as if it had been the initial Qualifying Transaction Notice, and the Notice Period will be deemed to have recommenced on the date of such new Qualifying Transaction Notice. If, during the Notice Period, Parent has offered to make adjustments in the terms and conditions of the Merger Agreement, and the Company’s board of directors has determined that the Acquisition Proposal no longer constitutes a Superior Proposal, but such Acquisition Proposal has subsequently been materially modified and the Company’s board of directors concludes in good faith, after consultation with outside counsel and its independent financial advisors, that such modified Acquisition Proposal constitutes a Superior Proposal, and has notified Parent of the terms of such modified Acquisition Proposal in compliance with the terms of this paragraph, then the Company’s board of directors may elect, in lieu of again providing a Qualifying Transaction Notice, to establish a deadline (the “Bid Deadline”) and notify in writing Parent and the third party making such Acquisition Proposal thereof (such written notice, the “Bid Deadline Notice”), to occur not less than three (3) nor more than seven (7) business days after giving such notice, for the submission of final proposals from both Parent and such third party (with each of Parent and such third party required to agree to make no further proposals thereafter). If, within seven (7) business days after the Bid Deadline, the Company’s board of directors again reasonably determines in good faith after consultation with its outside legal counsel and independent financial advisors that such Acquisition Proposal (as so amended or modified) constitutes a Superior Proposal, it may terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal. In the event that the Company terminates the Merger Agreement in accordance with this paragraph in response to a Superior Proposal, it must substantially concurrently with such termination, pay the Termination Fee (as described under “Fees and Expenses” below) and enter into a definitive agreement with respect to the Superior Proposal.

Furthermore, the board of directors of the Company may, in the absence of any pending Acquisition Proposal, effect a Change of Board Recommendation, if it determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties to the Company’s stockholders under applicable law.

Under the Merger Agreement “Acquisition Proposal” means any offer or proposal made or renewed by a person or group at any time after the date of the Merger Agreement which is structured to permit such person or group to acquire beneficial ownership of at least 20% of the assets of, equity interest in, or businesses of, the Company and its subsidiaries, taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger; and “Superior Proposal” means any bona fide Acquisition Proposal (except the references in the definition thereof to “20%” shall be replaced by “50%”) made in writing after the date of the Merger Agreement that the Company’s board of directors has determined in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is superior from a financial point of view to the Merger Agreement and is reasonably capable of being consummated.

Notwithstanding the foregoing paragraphs, the Company may (a) take and disclose to its stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 under the Exchange Act or (b) make any disclosure to its stockholders or take any position with respect to the Merger if, in the good faith judgment of the Company’s board of directors, after consultation with its outside counsel, failure to so take and/or disclose likely would be inconsistent with its fiduciary duties under applicable law or necessary to comply with obligations under federal securities laws or Nasdaq; provided, that any public disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that does not include either an express rejection of any applicable Acquisition Proposal, or an express reaffirmation of its recommendation to its stockholders in favor of the Offer and the Merger, will be deemed to be a Change of Board Recommendation.

Employee Matters. In the Merger Agreement, Parent and Purchaser have agreed with the Company that from the Purchase Time to the first anniversary thereof, Parent will cause the surviving corporation to maintain for the individuals employed by the Company at the Purchase Time (“Current Employees”) compensation and benefits provided under employee benefits plans of Parent that are at least as favorable in the aggregate to the compensation and benefits maintained for and provided to Current Employees as a group immediately prior to the Purchase Time.

Services rendered by Current Employees to the Company prior to the Purchase Time will be taken into account for all purposes of vesting and eligibility and accrual of benefits purposes (except for benefit accrual under (a) any defined benefit pension plan and (b) newly established employee benefits plans of Parent, the surviving corporation and its subsidiaries for which employees of Parent, the surviving corporation and its subsidiaries do not receive service credit) to the same extent such service was taken into account under the corresponding Company plan for these purposes.

The Merger Agreement further provides that the foregoing obligations will not prevent the amendment or termination of any employee benefit plan of the Company or limit the right of Parent, the surviving corporation or any of their subsidiaries to terminate the employment of any Current Employees, and that the applicable provisions of the Merger Agreement are not intended to confer on any person other than the parties to the Merger Agreement any rights or remedies.

Parent has agreed to cause the surviving corporation to maintain and to honor the Company’s severance plan without amendment adverse to participants from the Purchase Time to the first anniversary thereof. In addition, Parent agreed to pay, or cause to be paid, to each of the Current Employees who remain employed through December 31, 2008, an annual cash bonus for services rendered in fiscal year 2008 not less than such employee’s target annual cash bonus, and with respect to each of the Current Employees who are terminated without cause or resign for good reason (to the extent such Current Employee has good reason rights in an employment or change in control agreement) a pro-rata target bonus based on employment through the date of termination.

Indemnification and Insurance. In the Merger Agreement, Parent and Purchaser have agreed that the certificate of incorporation and bylaws of the surviving corporation in the Merger will contain provisions no less favorable with respect to indemnification and exculpation from liabilities of the present and former directors, officers and employees of the Company than those in effect as of the date of the Merger Agreement. Parent and Purchaser have also agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries, as provided in their respective certificate of incorporation or by-laws or other organizational documents or in indemnification agreements with such individuals, will survive the Offer and the Merger, (a) in the case of any certificate of incorporation or by-laws or other organizational document, for a period of six years from the Effective Time, and (b) in the case of any indemnification agreement, in accordance with its terms.

The Merger Agreement also provides that, from and after the Purchase Time, to the fullest extent permitted by law, Parent will cause the surviving corporation to indemnify each current or former officer, director or employee of the Company or its subsidiaries, each Continuing Director and each person who served at the request or on behalf of the Company as a director, officer, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, incurred in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the Purchase Time or the Effective Time or in connection with such persons serving in any such capacity, whether asserted or claimed prior to, at or after the Effective Time. The surviving corporation will also advance expenses in connection with any of the foregoing as incurred to the fullest extent permitted under applicable laws; provided that any person to whom expenses are advanced will have provided an undertaking to repay such advances if it is finally determined that such person is not entitled to indemnification by a court of competent jurisdiction.

The Merger Agreement further provides that the Company will purchase by the Effective Time prepaid tail policies to the current directors’ and officers’ liability insurance policies as in effect on the date of the Merger Agreement at least as protective to such directors and officers as those of the Company’s directors’ and officers’ liability insurance policies as of the date of the Merger Agreement which will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time (including the transactions contemplated by the Merger Agreement). Under the terms of the Merger Agreement, such insurance coverage is required to be maintained only to the extent that the coverage can be maintained at an aggregate cost of not greater than 300% of the current annual premium for the Company’s directors’ and officers’ liability insurance policies.

Reasonable Best Efforts. The Merger Agreement provides that, subject to its terms and conditions, each of the Company, Purchaser and Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, the parties will, to the extent required, make filings under the HSR Act or foreign antitrust or competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership and take other actions necessary to obtain any consents, approvals or clearances required in connection with the transactions contemplated by the Merger Agreement.

If Parent determines to make a voluntary filing under Section 721 of the United States Defense Production Act of 1950, as amended (the “Exon-Florio Amendment”) with the Committee on Foreign Investment in the United States (“CFIUS”), the parties will cooperate to promptly make all appropriate filings and other disclosures. After the date hereof, under the Merger Agreement, Parent may only file a notification pursuant to the Exon-Florio Amendment if, based on a communication from a government entity, Parent reasonably believes that there is a substantial risk that, in the absence of a voluntary notification, CFIUS may commence a review of the transactions contemplated by the Merger Agreement.

In the event that any proceeding is instituted challenging any transaction contemplated by the Merger Agreement, each of Parent, Purchaser and the Company is required by the Merger Agreement to use its reasonable best efforts to contest such action and have lifted any judgment or order that prevents or restricts the consummation of the transactions and to take actions necessary to eliminate impediments to the consummation of the Offer and the Merger as soon as reasonably possible, including proposing and effecting by consent decree or otherwise, the sale, divestiture or disposition of businesses, product lines or assets in order to avoid or dissolve any injunction or order which would prevent or materially delay such consummation. However, Parent and Purchaser are not obligated to take or proffer any of the foregoing actions if such actions would be reasonably likely in the aggregate to have a material adverse effect on the business of Parent and its subsidiaries, taken as a whole, or a Material Adverse Effect (as defined under “Representations and Warranties”).

Takeover Laws. The Company, Parent and Purchaser have agreed to take all reasonable steps to exclude the applicability to the Merger of any of any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other anti-takeover laws and the Company has agreed, at Parent’s request and expense, to provide reasonable assistance in any challenge by Parent or Purchaser to the validity, or applicability to the Offer, the Merger or any other transaction contemplated by the Merger Agreement of, any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other anti-takeover laws.

Conduct of Parent. Parent agrees that, prior to the Effective Time, it will not (and not permit any of its subsidiaries to): (a) enter into or consummate any agreements or arrangements for an acquisition of any ownership interest or assets of any person if such ownership interest or assets would reasonably be expected to result in any material delay in obtaining, or to result in the failure to obtain, any approval of any governmental entity required in connection with the transactions contemplated by the Merger Agreement, (b) take or agree to take any other action which would reasonably be expected to result in any material delay in obtaining, or which would reasonably be expected to result in the failure to obtain, any approvals of any governmental entity required in connection with the transactions contemplated by the Merger Agreement, or which would otherwise reasonably be expected to prevent or materially delay the commencement or consummation of the Offer or the consummation of the Merger or otherwise result in any change, effect, event or occurrence that would prevent or materially impair the ability of Parent or Purchaser to perform their respective obligations under the Merger Agreement or materially delay the consummation of the transactions contemplated by the Merger Agreement, or (3) acquire beneficial ownership of any Shares in violation of Rule 14e-5 under the Exchange Act.

Notification of Certain Matters. The Company has agreed to give reasonably prompt notice to Parent, and Parent has agreed to give reasonably prompt notice to the Company, upon obtaining knowledge of the occurrence or non-occurrence of any event which would reasonably be expected to result in the failure of such party to comply with or satisfy any offer condition.

Approval of Compensation Actions. The Merger Agreement provides that, prior to June 30, 2008, the compensation committee of the Company’s board of directors shall take all such actions as may be required to approve, as an employment compensation, severance or other employee benefit arrangement in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, (a) the grant by the Company or any of its subsidiaries to any present or former director, officer or employee of any increase in compensation or benefits in any form or the right to receive any severance or termination compensation or benefit, or any approval, amendment or modification of any such grant; or (b) the entry by the Company or any of its subsidiaries into any employment, consulting, indemnification, termination, change of control, non-competition or severance agreement or arrangement with any present or former director, officer or employee, or any approval, amendment, modification of any such agreement or arrangement; or (c) the approval, amendment or adoption of any employee benefit plan.

Financing. Parent is permitted under the Merger Agreement to add to or replace its existing debt financing commitments with additional or replacement debt commitments or equity financing commitments. Parent agrees to as promptly as practicable deliver to the Company true and complete copies of any such commitment letters.

Notwithstanding the foregoing, neither Parent nor Purchaser will agree to or permit any replacement of, or amendment, supplement or other modification to be made to, or any waiver of any material provision or remedy under, the financing commitments if such replacement, amendment, supplement, modification, waiver or remedy, that would (1) result in the amount available thereunder, together with Parent’s available cash, cash equivalents, fully committed and available lines of credit and definitive financing commitments, being less than the aggregate amount that is required to consummate the transactions contemplated by the Merger Agreement, (2) adversely amend or expand the conditions to drawdown the financing in any respect that would make such conditions materially less likely to be satisfied, (3) reasonably be expected to delay the Purchase Time or the Effective Time, or (4) is materially adverse to the interests of the Company and its subsidiaries taken as a whole prior to the Effective Time.

Prior to the closing of the Merger, the Company agrees to use commercially reasonable efforts to cause the respective officers, employees and advisors of it and its subsidiaries to provide to Parent and Purchaser reasonable cooperation reasonably requested in writing by Parent that is reasonably necessary or customary in connection with the financing (provided that such requested cooperation does not unreasonably interfere with the business or operations of the Company and its subsidiaries). Such cooperation will include (1) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (2) using commercially reasonable efforts to assist with the preparation of materials for rating agency presentations, offering documents, bank information memoranda and similar documents necessary or customary in connection with the financing, (3) providing Parent or its representatives with certain unaudited consolidated balance sheets and related statements of income and cash flow of the Company and certain consolidating financial information on a subsidiary or divisional basis, (4) assisting Parent or its representatives in preparing certain pro forma financial information of the Company, and (5) using commercially reasonable efforts, to the extent reasonably requested by Parent, to permit the prospective lenders and investors involved in the financing to evaluate the Company’s current assets, cash management and related accounting systems, policies and procedures during normal business hours and with reasonable advance notice for certain purposes related to the financing. In no event will the Company or any of its subsidiaries be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the debt financing. Upon request, Parent agrees to promptly reimburse the Company for all reasonable and documented out of pocket costs and expenses incurred by the Company or its subsidiaries in connection with any cooperation and will indemnify and hold harmless the Company, its subsidiaries and their respective representatives for any liability or loss incurred in connection with the arrangement of the debt financing.

Parent and Purchaser agree to use (and to cause its affiliates to use) reasonable best efforts to arrange the financing as promptly as practicable, on the terms and conditions described in the financing commitments. In the event that all conditions to the financing commitments (other than certain conditions in connection with the debt financing) have been satisfied in Parent’s good faith judgment, Parent and Purchaser will use their reasonable best efforts to cause the lenders and the other persons providing the financing to fund the financing required to consummate the Offer and to consummate the closing of the Merger, on the date each occurs (including by taking enforcement action to cause such lenders and other persons to fund such financing). In the event any portion of the financing becomes unavailable on the terms and conditions contemplated in the financing commitments, Parent will promptly notify the Company and will use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms that will still enable Parent and Purchaser to consummate the transactions contemplated by the Merger Agreement. Parent and Purchaser agree to refrain (and to use their reasonable best efforts to cause their affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the financing commitments or in any definitive agreement related to the financing.

Credit Facility. In the event that at any time following the Purchase Time, the amount of funds available to be borrowed under the Company’s existing credit facility is less than $75 million as a result of the occurrence of the transactions contemplated by the Merger Agreement, Parent will make available to the Company and its subsidiaries a revolving credit facility in the amount of $75 million less any amount then available to be borrowed under its existing credit agreement, on substantially the same terms as the existing credit agreement.

Treatment of Series A Preferred Stock. The Merger Agreement provides, as required by the Certificate of Designation for the Series A Preferred Stock of Superior Essex Holding Corp, that the Company will give holders of the Series A Preferred Stock notice that a change of control will occur upon consummation of the Offer and the Company will redeem the Series A Preferred Stock at the Purchase Time. On July 1, 2008, Superior Essex Holding Corp., a subsidiary of the Company, is mailing a notice of “change of control” redemption to the holders of the Series A Preferred Stock, which redemption will occur on the date of, and be subject to, the purchase of a majority of the outstanding Shares by Purchaser pursuant to the Offer. Pursuant to the Merger Agreement, Parent will fund (by purchasing newly-issued shares of common stock of the Company or lending on arms-length terms) any portion of the Series A Preferred Stock redemption and the payment for options and awards granted under the Company Stock Plans (as described under “Treatment of Equity Awards”) in excess of $25 million in the aggregate.

Treatment of Certain Notes. The Merger Agreement provides that the Company will use its commercially reasonably efforts to commence, after the receipt of a written request from Parent to do so, one or more offers to purchase all of the outstanding 9% Senior Notes due 2012 issued by Superior Essex Communications LP and Essex Group, Inc. Parent will provide the Company with the necessary debt offer documents and will loan the Company funds (bearing interest at the rate borne by the notes) to pay for the notes. The closing of the debt offers would be expressly conditioned on the completion of the Merger. As of the date of the commencement of the Offer, Parent does not intend to request the Company to make tender offers for the notes.

Other Covenants. The parties to the Merger Agreement also have certain obligations with respect to (a) taking actions to exempt dispositions of Shares under Rule 16b-3 of the Exchange Act, (b) the filing and mailing of an information statement in connection with any meeting of stockholders, (c) public announcements and (d) certain real estate matters.

Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions: (a) unless the Merger is consummated as a short-form merger, the agreement of merger contained in the Merger Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon, (b) no order, injunction or decree issued by any governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the Merger shall be in effect, and no statute, regulation, order injunction or decree that prohibits or makes illegal consummation of the Merger shall be in effect, (c) receipt of the Required Merger Regulatory Approvals (as defined in Section 15—“Certain Legal Matters—Antitrust Compliance—Other Foreign Laws”) and (d) Purchaser will have accepted for purchase Shares validly tendered (and not withdrawn) pursuant to the Offer.

Termination. The Merger Agreement provides that it may be terminated, and the Offer and Merger may be abandoned:

(a) at any time prior to the Effective Time, by mutual written consent of Parent and the Company;

(b) at any time prior to the Effective Time, by Parent or the Company, if any governmental entity issues an order, decree or ruling or takes any other action prohibiting the Offer or the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided that termination as described in this subparagraph (b) will not be available to any party unless such party shall have used its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations with respect to such injunction;

(c) at any time prior to the Purchase Time, by the Company if (i) Purchaser fails to commence the Offer in violation of the Merger Agreement, (ii) Purchaser has not accepted the tendered Shares for payment on or before the close of business on October 9, 2008, provided that this date will be extended to the close of business on December 8, 2008 if, as of October 9, 2008, all of the conditions other than the Minimum Tender Condition and the conditions tied to regulatory approvals have been satisfied (the “Outside Date”), (iii) the Offer expires or is terminated without Purchaser having purchased any Shares pursuant to the Offer, or (iv) Purchaser fails to accept for payment and to purchase validly tendered Shares pursuant to the Offer in violation of the terms of the Merger Agreement; provided, that the Company may not terminate the Merger Agreement under the circumstances described in clause (ii) of this subparagraph (c) if any of those circumstances directly or indirectly resulted from or was caused by the Company’s failure to perform in all material respects any of its obligations under the Merger Agreement;

(d) at any time prior to the Purchase Time, by the Company in connection with entering into a definitive agreement with respect to a Superior Proposal, provided that the Company has otherwise complied with its obligations described above under “No Solicitation;”

(e) at any time prior to the Purchase Time, by the Company, if Parent or Purchaser will have breached or failed to perform in any material respect any of their respective obligations under the Merger Agreement, which breach or failure to perform (i) would result in a failure of any of the Offer Conditions to be satisfied and (ii) cannot be cured by the Outside Date, or if such breach or failure is capable of being cured, it has not been cured within thirty (30) days following receipt by Parent or Purchaser of written notice of such breach or failure, provided that no event has previously occurred that entitled Parent to deliver a notice of breach pursuant to subparagraph (g) below unless such breach will have been cured;

(f) at any time prior to the Purchase Time, by Parent, if Purchaser has not accepted the tendered Shares for payment on or before the close of business on the Outside Date or the Offer shall have been terminated or expired in accordance with the Merger Agreement without Purchaser having purchased any Shares pursuant thereto; provided, that Parent will not have the right to terminate the Merger Agreement if the failure of any of the Offer Conditions to be satisfied or the failure of Parent to have accepted for payment Shares pursuant to the Offer, or if the termination or expiration of the Offer, was primarily caused by Parent’s or Purchaser’s failure to perform in all material respects its obligations under the Merger Agreement;

(g) at any time prior to the Purchase Time, by Parent, if the Company will have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would result in a failure of the condition to closing that the Company will have complied in all material respects with its obligations, covenants, or agreements under the Merger Agreement and (ii) cannot be cured by the Outside Date, or if such breach or failure is capable of being cured, it has not been cured within thirty (30) days following receipt by the Company of written notice of such breach or failure, provided, no event has previously occurred that entitled the Company to deliver a notice of breach pursuant to subparagraph (e) above unless such breach will have been cured; and

(h) at any time prior to the Purchase Time, by Parent if (i) the board of directors of the Company withdraws, modifies or qualifies, in a manner materially adverse to Parent or Purchaser, its recommendation with respect to the transactions contemplated by the Merger Agreement or the Company has delivered a Bid Deadline Notice, or (ii) any person or “group” (as such term is used in Rule 13d-3 under the Exchange Act) (other than Parent or its affiliates) will have become the beneficial owner of 50% or more of the outstanding Shares.

Fees and Expenses. Except as described below with respect to the Termination Fee, each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, other than expenses incurred in connection with the mailing of the Offer Documents, the Schedule 14D-9 and any information statement relating to the Merger, which will be shared equally between Parent and the Company.

In the event that the Merger Agreement is terminated under the circumstances described in subparagraph (d) or subparagraph (h) under “Termination” above, the Company has agreed to pay Parent a termination fee of $18,500,000 (the “Termination Fee”).

The Company has also agreed to pay Parent the Termination Fee if the Merger Agreement is terminated under the circumstances described in subparagraphs (c)(ii), (c)(iii), (f) or (g) under “Termination” and:

(A) at any time on or after June 11, 2008 and prior to such termination a bona fide Acquisition Proposal will have been made to the Company’s board of directors or publicly announced or publicly disclosed and, in each case, not definitively withdrawn, or any third party has publicly announced an intention to make an Acquisition Proposal which intention has not been definitively withdrawn (in each case, a “Qualifying Acquisition Proposal”),

(B) the Minimum Tender Condition will not have been satisfied at the time of termination of the Merger Agreement (and all other regulatory approval conditions shall have been satisfied at such time),

(C) neither Parent nor any of its affiliates will have publicly stated (and not withdrawn at least five (5) business days prior to such termination) that it would not be obligated to accept Shares for payment pursuant to the Offer if the Minimum Tender Condition were met, and

(D) within nine (9) months after the date of such termination, either (1) the Company enters into a definitive acquisition agreement with respect to a Qualifying Transaction, which is thereafter consummated (provided, that consummation of such Qualifying Transaction will not be required if such acquisition agreement is entered into with the third party who (or whose affiliate) proposed a Qualifying Acquisition Proposal), (2) the Company’s board of directors recommends that stockholders tender into a Qualifying Transaction that involves a tender or exchange offer, which offer is thereafter consummated (provided, that consummation of such offer shall not be required if such offer is made by the thirty party who proposed (or whose affiliate proposed) a Qualifying Acquisition Proposal), or (3) a Qualifying Transaction is consummated. A “Qualifying Transaction” means a transaction of a type referred to in the definition of an Acquisition Proposal (as described under “No Solicitation” above), except that references to “20%” shall be replaced by “50%.”

Amendment. The Merger Agreement may be amended by the parties at any time before the Effective Time (subject, in the case of the Company to certain actions requiring the approval of the Continuing Directors as described under “Directors” above), whether before or after adoption of the Merger Agreement by the stockholders of the Company, but (a) after Purchaser purchases Shares pursuant to the Offer, no amendment may be made that decreases the Merger Consideration, and (b) after adoption of the Merger Agreement by the Company stockholders, no amendment may be made which by law or stock exchange rule requires the further approval of the Company stockholders without such approval.

Waiver. At any time prior to the Effective Time, any party to the Merger Agreement (subject, in the case of the Company, to certain actions requiring the approval of the Continuing Directors, as described under “Directors” above) may extend the time for performance for any of the acts of the other parties, waive any inaccuracies in the representations and warranties contained in the Merger Agreement, and, subject to the requirements of applicable law, waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement, except that the Minimum Tender Condition may be waived by Purchaser only with the prior written consent of the Company.

Confidentiality Agreement. Prior to entering into the Merger Agreement, the Company and Parent entered into a confidentiality agreement on April 22, 2008 (the “Confidentiality Agreement”). As a condition to being furnished confidential information of the other party, in the Confidentiality Agreement, each of Parent and the Company agreed, among other things, to keep such confidential information confidential and to use it only for specified purposes. The foregoing summary is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, which is filed as Exhibit (d)(2)(A) to the Schedule TO and is incorporated herein by reference.

Executive Compensation Arrangements

Effect of the Offer and the Merger Agreement on Equity and Equity-Based Awards Granted under the Company’s Equity Incentive Plans

Stock Options. Under the Merger Agreement, each option to acquire Shares that is outstanding and unexercised immediately prior to the Purchase Time, whether vested or unvested, will, at the Purchase Time, vest and be cancelled in exchange for the right to receive at the Purchase Time (or as soon as practicable after the Purchase Time but in no event more than five (5) business days after) an amount in cash equal to the product of (1) the total number of Shares subject to such option and (2) the excess, if any, of the amount of the Offer Price over the exercise price per Share subject to such option, less any amounts required to be withheld under applicable federal, state or local tax laws.

Restricted Shares, Performance Shares and Restricted Stock Units. Under the Merger Agreement, each award of restricted shares, performance shares and restricted stock units that is outstanding prior to the Purchase Time will, at the Purchase Time, be vested and cancelled in exchange for the right to receive from the Company at the Purchase Time (or as soon as practicable after the Purchase Time but in no event more than five (5) business days after) the Merger Consideration with respect to each restricted share, performance share or share underlying a restricted stock unit, as applicable in accordance with the Merger Agreement.

Based on the Company’s equity compensation holdings as of June 25, 2008, and assuming the Purchase Time occurs on July 30, 2008, (1) the number of shares subject to unvested options that are held by each of Messrs. Carter, Aldridge, Deedy and Jack, Ms. Blackford, the other executive officers of the Company as a group, and the non-employee directors as a group that will vest at the Purchase Time is 0; 0; 0; 0; 5,000; 5,794; and 0, respectively, and (2) the number of unvested restricted shares, performance shares and restricted stock units that are held by each of Messrs. Carter, Aldridge, Deedy and Jack, Ms. Blackford, the other executive officers of the Company as a group, and the non-employee directors as a group will vest at the Purchase Time is 170,929; 54,689; 44,934; 43,592; 39,729; 57,452; and 0, respectively.

In order to ensure that the 2008 annual grants of restricted stock units to the Company’s non-employee directors pursuant to the Company’s Director Compensation Plan were not granted at an inappropriate time in light of the then-ongoing discussions with Parent, the Company’s board of directors determined in May 2008 to delay the $90,000 grant of 2008 restricted stock units issuable to each non-employee director pursuant to the Director Compensation Plan until after the announcement of its second quarter earnings. If the restricted stock units are granted after the Purchase Time, but prior to the closing of the Merger, then upon closing of the Merger, such restricted stock units will vest and be exchanged for the right to receive the Merger Consideration with respect to each share underlying the restricted stock units, and if such restricted stock units are not granted to the Company’s non-employee directors prior to the closing of the Merger, the non-employee directors will be granted an award in cash that will be paid at the time that the restricted stock units would have been settled in shares of Company stock, with interest from the date of such announcement of second quarter earnings. These 2008 annual director grants of restricted stock units are not included in the numbers of set forth in the preceding paragraph.

Amended and Restated Employment Agreements between the Company and each of Stephen M. Carter, David S. Aldridge, Justin F. Deedy, Jr. and Barbara L. Blackford

As an inducement to and condition to Parent’s willingness to enter into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, each of Messrs. Carter, Aldridge and Deedy and Ms. Blackford entered into an amended and restated employment agreement with the Company, which agreements will each become effective at the Purchase Time for a term of two years, which term will automatically extend for consecutive additional one-year periods unless either party gives at least ninety (90) days’ written notice prior to a scheduled expiration date that the term will not be so extended.

Under their agreements, each of the executives will continue to serve in the same position that the executive held prior to the Purchase Time, and will receive the same annual base salary and the same target annual bonus as prior to the Purchase Time, except that the minimum annual bonus that the executive will receive for the calendar year 2008 will be the executive’s target annual bonus for such calendar year. Mr. Carter’s agreement provides that he will continue to serve on the Company’s board of directors for no additional compensation. Under each of the agreements, the Company committed to honoring the Company’s Amended and Restated Senior Executive Retirement Plan (the “SERP”) as currently in effect without amendment adverse to the executive at least through the end of calendar year 2008.

As an inducement to each of the executives to remain employed by the Company, each of the employment agreements provides for a signing bonus payable on the later of January 2, 2009 or the third business day following the completion of the Offer. The signing bonuses payable to Messrs. Carter, Aldridge and Deedy and Ms. Blackford are in the amount of $3,465,000; $1,111,800; $900,000; and $825,600, respectively. In addition, each of the agreements provides for a retention bonus payable 18 months after completion of the Offer, subject to the executive’s continued employment through the payment date. The retention bonuses payable to Messrs. Carter, Aldridge and Deedy and Ms. Blackford are in the amount of $1,155,000; $370,600; $300,000; and $275,200, respectively. The signing bonuses and retention amounts are being awarded in lieu of cash severance payments in the event of a termination of employment by the Company without cause or resignation by the executive for good reason during the initial term of the employment agreements.

In addition, the agreements provide that the board of directors of the Company following the completion of the transactions will establish a long-term cash incentive award program (the “LTIP”) commencing in 2009 based on the achievement of performance targets during a performance period not to exceed five years. Each executive’s target payout under the LTIP will be equal to a percentage of the executive’s annual base salary, which percentage for each of Messrs. Carter, Aldridge and Deedy and Ms. Blackford is 250 percent, 150 percent, 140 percent and 125 percent, respectively.

Upon a termination of employment by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the amended and restated employment agreements), each executive would receive payment of the signing bonus, to the extent unpaid, and any accrued salary and vested benefits. If such termination occurs prior to the date that the retention bonuses are paid, the executive would receive payment of the retention bonus, but if such termination occurs after payment of the retention bonus but prior to the second anniversary of the completion of the Offer, no additional cash severance will be paid. If such termination occurs after the second anniversary of the completion of the Offer, each executive will receive a severance payment equal to one times (two times in the case of Mr. Carter) the sum of the executive’s annual base salary and his or her target annual bonus.

In addition, if the executive’s employment is terminated by the Company without cause or if the executive resigns with good reason prior to the end of calendar year 2008, the executive will receive a pro-rata annual bonus based on the executive’s target bonus, and an amount under the SERP equal to the amount that the executive would have been entitled to had the executive remained employed through the end of calendar year 2008 and received the base salary and annual bonus required under the agreement during that period.

In addition, for one year (two years in the case of Mr. Carter) following such a termination of employment or for two years (2.75 years in the case of Mr. Carter) if such termination occurs during the two-year period following the completion of the Offer, the Company will also provide the executive with the same health and welfare benefits provided to active employees. Finally, the vested portion of the executive’s LTIP award will be paid to the executive at such time as LTIP payments are paid to active LTIP participants, in accordance with the terms of the LTIP, except that for purposes of calculating the vested portion of the executive’s LTIP award, each executive will be given credit for a number of additional years of service equal to one year (two years in the case of Mr. Carter), or if such termination occurs during the two-year period following the completion of the Offer, two years (2.75 years in the case of Mr. Carter).

The amended and restated employment agreements provide that, upon a subsequent change in control of the Company, the executive’s outstanding LTIP awards will become fully vested. In addition, if an executive is subject to the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code as amended, the executive will be paid an additional amount such that the executive is placed in the same after-tax position as if no excise tax had been imposed, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the excise taxes, in which case the payments and benefits will be reduced to such maximum amount payable.

Under the amended and restated employment agreements, the executives may not:

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enter into competition with the Company’s magnet wire or communications cable business, during the employment term and for, in the case of Mr. Carter and Ms. Blackford, 24 months, or in the case of Messrs. Aldridge and Deedy, 12 months following a termination of employment for any reason,

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solicit such business from the Company’s clients or customers, during the employment term and for, in the case of Mr. Carter and Ms. Blackford, 24 months, or in the case of Messrs. Aldridge and Deedy, 12 months following a termination of employment for any reason, or

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solicit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company during the employment term and for 12 months following a termination of employment for any reason.

The agreements also provide that each executive will not divulge the Company’s confidential information or make disparaging statements about the Company, its employees, officers or directors, or its business.

If the Purchase Time were to occur on December 31, 2008 and immediately thereafter, the employment of each of Messrs. Carter, Aldridge and Deedy and Ms. Blackford were terminated by the Company without “cause” or by such executive officer for “good reason,” Messrs. Carter, Aldridge and Deedy and Ms. Blackford would receive, to the extent unpaid, payment of their respective signing bonuses and retention bonuses, and no additional cash severance would be paid. In addition, each executive would receive an annual cash bonus with respect to the 2008 fiscal year equal to $840,000; $305,000; $225,000; and $206,400, respectively (such amounts representing 100% of the respective target bonus in effect for fiscal year 2008 given that the executive would have completed a full year of service as of a December 31, 2008 date of termination).

2008 Annual Bonuses. The Merger Agreement provides that, with respect to the annual cash bonus payable for service rendered in fiscal year 2008 to the Company’s employees as of the Purchase Time, including each of the Company’s executive officers, Parent will pay or cause to be paid to (i) each such employee who remains employed through December 31, 2008 a cash bonus that is not lower than 100% of such employee’s target annual cash bonus for fiscal year 2008, and (ii) each such employee whose employment is terminated without “cause” or, in the case of such an employee who is party to a change of control agreement or employment agreement, who resigns for “good reason” (as defined in the applicable change in control or employment agreement), in each case, on or after the date Purchaser accepts the tendered Shares for payment but prior to December 31, 2008, a cash bonus no lower than the employee’s target annual cash bonus, prorated to reflect the partial year of service. Assuming each of the Company’s executive officers remained employed through December 31, 2008, Messrs. Carter, Aldridge, Deedy and Jack, Ms. Blackford and the other executive officers (as a group) would receive an annual cash bonus with respect to the 2008 fiscal year equal to $840,000, $305,200, $225,000, $214,800, $206,400, and $407,100, respectively (such amounts representing each executive officer’s target bonus as in effect for fiscal year 2008).

12. Source and Amount of Funds

We estimate that the total amount of funds necessary to purchase all outstanding Shares pursuant to the Offer and the Merger, pay holders of other equity-based interests in the Company, refinance certain existing indebtedness and preferred stock of the Company’s subsidiaries and pay customary fees and expenses in connection with the Offer and the Merger, the financing arrangements and the related transactions will be approximately $1.2 billion. We expect to fund these payments through a combination of cash on hand and/or cash generated from general corporate activities, as well as debt financing and equity financing. Funding of the debt financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the debt financing will be provided. The documentation governing the debt and equity financings has not been finalized and, accordingly, their actual terms may differ from those described in this document. Although the debt and equity financing described in this Offer to Purchase is not subject to a due diligence or “market out,” such financing may not be considered assured. The Offer is not conditioned upon any financing arrangements.

Equity Financing

In addition to equity financing provided by Parent and its subsidiaries with cash on hand and/or cash generated from general corporate activities, Purchaser expects to enter into a share subscription agreement with a private equity fund (the “Investor”) to be established by KB Investment Co., Ltd., a Korean corporation and the sole general partner of the Investor, with a capital contribution from National Pension Fund of Korea, pursuant to which the Investor will subscribe for Series A voting redeemable convertible preferred stock, par value $0.01 per share, of Purchaser (the “Preferred Stock”), in an amount of $173 million. The Preferred Stock is convertible into the shares of common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”).

Conditions. The equity financing would be subject to certain conditions, including (a) the conditions to Purchaser’s obligations to purchase the Shares pursuant to the Offer in accordance with the Merger Agreement having been satisfied in all material respects without waiver or amendment of any material provisions thereof and the terms of the Merger Agreement not having been amended or waived (in each case other than any such waivers or amendments as are not, taken as a whole, materially adverse to the Investor) unless consented to by the Investor, (b) the equity contributions in the amount of approximately $346 million by Cyprus Investments, Inc., a Delaware corporation and a direct parent of Purchaser (“Holdco”), having been made to Purchaser prior to or simultaneously with the subscription of the Preferred Stock by the Investor and (c) the negotiation, execution and delivery of definitive documentation.

Dividends. The Preferred Stock would carry a cumulative, preferential dividend of 3.5% per annum.

Optional Conversion. The Preferred Stock would initially convert into the Purchaser Common Stock on a 1:1 basis, representing 19.0% of the total issued and outstanding Purchaser Common Stock as of the closing of the merger under the Merger Agreement on an as converted basis, subject to customary anti-dilution adjustments.

Mandatory Conversion. Purchaser would have the right to convert the Preferred Stock into the Purchaser Common Stock at the then applicable conversion rate upon the occurrence of a certain price target of the Purchaser Common Stock following the initial public offering of the Purchaser Common Stock.

Redemption. Unless converted earlier, the Preferred Stock would be redeemable from funds legally available for distribution at the option of the Investor commencing any time after the sixth anniversary of the closing of the subscription for the Preferred Stock (the “Preferred Stock Closing”) at a redemption price (the “Redemption Price”) equal to the issue price of the Preferred Stock plus an assumed dividend rate thereon at 7.0% per annum compounded annually from the Preferred Stock Closing to the redemption date, less any dividends or distributions paid to the Investor prior to the redemption date plus an assumed dividend rate thereon at 7.0% per annum compounded annually from the date of such payment.

Concurrently with the execution of the share subscription agreement with the Investor, New LS Cable expects to enter into an investment agreement with the Investor pursuant to which (a) Parent and New LS Cable would, jointly and severally, compensate on behalf of Purchaser for any shortfall if the redemption price paid by Purchaser calculated in Korean Won using the foreign exchange rate as of the date of the redemption is less than the Redemption Price calculated in Korean Won using the foreign exchange rate as of the Preferred Stock Closing (the “Guaranteed Redemption Price”), (b) New LS Cable would have the right to purchase from the Investor a portion of the Preferred Stock at the Guaranteed Redemption Price per share, and (c) the Investor would receive customary information and registration rights.

Holdco Debt Financing

Parent has received a mandate letter, dated as of June 30, 2008, from The Korea Development Bank (“KDB”), Hana IB Securities Inc. (“Hana IB”), Hana Bank (“Hana”) and Kookmin Bank (“Kookmin” and collectively, the “Holdco Debt Financing Sources”) to provide the following, subject to the conditions set forth in the mandate letter:

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to Holdco, up to $400 million of a senior secured bridge loan facility (the “Holdco Bridge Facility”), which will be available to finance a portion of the Offer (and to finance the Merger) and pay related fees and expenses incurred in connection therewith); and

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to Holdco, up to $400 million of a senior secured term loan facility (the “Holdco Term Facility”), for the purpose of refinancing the Holdco Bridge Facility on or after the consummation of the Merger and paying fees and expenses incurred in connection with therewith.

The commitment of the Holdco Debt Financing Sources with respect to the Holdco Bridge Facility expires upon the earliest to occur of (a) the execution and delivery of the definitive documentation relating to the Holdco Bridge Facility by all of the parties thereto, (b) the date on which this Offer expires or is withdrawn without acceptance of tendered Shares or is terminated and (c) December 9, 2008. The commitment of the Holdco Debt Financing Sources with respect to the Holdco Term Facility expires upon the earliest to occur of (A) the termination of the commitment for the Holdco Bridge Facility pursuant to clause (b) of the previous sentence, (B) the execution and delivery of the definitive documentation relating to such debt financing by all of the parties thereto and (C) the final maturity date of the Holdco Bridge Facility.

Holdco Bridge Facility

The Holdco Bridge Facility will consist of a $400 million senior secured bridge loan facility maturing on the earlier of the date that is three months after the initial borrowing under the Holdco Bridge Facility and the date of initial drawdown of the Holdco Term Facility. Holdco has the option to extend the maturity of the Holdco Bridge Facility by up to three months.

Conditions. The availability of the Holdco Bridge Facility is subject to certain conditions, including (a) the conditions to Purchaser’s obligations to purchase the Shares pursuant to the Offer in accordance with the Merger

Agreement having been satisfied in all material respects without waiver or amendment of any material provisions thereof and the terms of the Merger Agreement not having been amended or waived (in each case other than any such waivers or amendments as are not, taken as a whole, materially adverse to Holdco Debt Financing Sources) unless consented to by the Holdco Debt Financing Sources, (b) the equity contributions by Parent having been made, (c) the execution of certain guarantees and the creation of security interests and the negotiation, execution and delivery of definitive documentation, (d) payment of required fees and expenses, (e) following the initial borrowing under the Holdco Bridge Facility, absence of defaults and (f) the absence of a Material Adverse Effect (as defined in Section 11—“Purpose of the Offer and Plan for the Company; Merger Agreement—Representations and Warranties”).

Interest Rates. Amounts outstanding under the Holdco Bridge Facility will bear interest at a rate equal to an adjusted London interbank offer rate plus a spread of 2.05% per annum.

Prepayments and Amortization. Holdco will be permitted to make voluntary prepayments with respect to the Holdco Bridge Facility on any interest payment date at any time, without premium or penalty (other than LIBOR breakage costs, if applicable). There will be no amortization of the Holdco Bridge Facility.

Guarantors. The obligations of Holdco under the Holdco Bridge Facility will be guaranteed by Parent and New LS Cable.

Security. The obligations of Holdco and the guarantors under the Holdco Bridge Facility will be secured (on a first priority basis) by a perfected lien on, and pledge of, and security interest in the capital stock of Holdco and any bank accounts of Holdco.

Other Terms. The Holdco Bridge Facility will contain representations and warranties, affirmative and negative covenants, in each case consistent with documentation for transactions of this type.

Holdco Term Facility

The Holdco Term Facility will consist of a $400 million senior secured term loan facility with a term of three years.

Conditions. The availability of the Holdco Term Facility is subject, among other things, to (i) consummation of the Merger in accordance with the Merger Agreement, (ii) payment of required fees and expenses, (ii) the funding of the equity financing, (iv) the execution of certain guarantees and the creation of security interests, (v) the negotiation, execution and delivery of definitive documentation, (vi) the absence of any default under the Holdco Bridge Facility and (vii) the absence of a Material Adverse Effect (as defined in Section 11—“Purpose of the Offer and Plan for the Company; Merger Agreement—Representations and Warranties”).

Interest Rate. Loans under the Holdco Term Facility are expected to bear interest at a rate equal to the adjusted London interbank offer rate plus a spread of 2.45%.

Prepayments and Amortization. Holdco will be permitted to make voluntary prepayments with respect to the Holdco Term Facility, subject to a prepayment premium of 0.5% if prepaid on or prior to the second anniversary of the borrowing of the Holdco Term Facility and LIBOR breakage costs, if applicable. There will be no amortization of the Holdco Term Facility.

Guarantors. The obligations of Holdco under the Holdco Term Facility will be guaranteed by Parent and New LS Cable.

Security. The obligations of Holdco and the guarantors under the Holdco Term Facility will be secured (on a first priority basis) by a perfected lien on, and pledge of, and security interest in the capital stock of Holdco and any bank accounts of Holdco.

Other Terms. The Holdco Term Facility will contain representations and warranties, affirmative and negative covenants, in each case consistent with documentation for transactions of this type.

Asset-Backed Debt Financing

Parent has received a debt commitment letter, dated as of June 10, 2008, from Banc of America Securities LLC (“BAS”) and Bank of America, N.A. (“BoA”) to provide the following, subject to the conditions set forth in the debt commitment letter:

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to the Existing ABL Borrowers (as defined below) and Essex Group Canada, Inc., each a wholly owned indirect subsidiary of the Company (together, the “Borrowers”), up to $350 million of asset-backed senior secured credit facilities (the “Asset-Backed Credit Facilities”) for the purpose of redeeming the 9% Senior Holdco Notes due 2012 issued by certain subsidiaries of the Company, paying fees and expenses incurred in connection with the transaction, providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries and, after the application of the other sources of funding for the Offer, providing a portion of the funding, if needed, for the acquisition of tendered shares of the Company’s public shareholders.

The commitment of the Asset-Backed Credit Facilities expires upon the earliest to occur of (A) December 9, 2008, unless the closing of the Merger occurs on or prior thereto, (B) the closing of the Merger without the use of the Asset-Backed Credit Facilities and (C) the acceptance by Holdco or any of its affiliates of an offer for all or any substantial part of the capital stock or property of the Company and its subsidiaries other than as part of the transaction.

The Asset-Backed Credit Facilities will be an amendment and restatement of the Amended and Restated Loan and Security Agreement, dated as of April 14, 2006, among Superior Essex Communications LP and Essex Group, Inc., as borrowers (the “Existing ABL Borrowers”), Bank of America, N.A., as agent, General Electric Capital Corporation, as syndication agent, Banc of America Securities LLC and GECC Capital Markets, Inc., as co-lead arrangers, and certain financial institutions as lenders party thereto from time to time (as amended to the date hereof, the “Existing ABL Loan Agreement”).

Asset-Backed Credit Facilities

Conditions. The availability of the Asset-Based Credit Facilities is subject, among other things, to consummation of the Merger in accordance with the Merger Agreement, payment of required fees and expenses, the capital structure of Holdco, Purchaser, the Company, the Borrowers and their respective subsidiaries being satisfactory to the administrative agent after giving effect to the Transactions, the execution and delivery of definitive documentation reasonably satisfactory to BAS, BoA and the lenders, using commercially reasonable efforts to deliver filings, recordations and searches in addition to what have been provided under the Existing ABL Loan Agreement, the delivery of certain historical and pro forma financial information and a financial model, the satisfaction of a $60 million availability and cash test as of the closing date of the Merger, and the delivery of inventory and real property appraisals and field examinations.

Term. The Asset-Based Credit Facilities will have a term of five years and consist of a term loan facility of up to $50 million less any reserves imposed by the administrative agent with respect to environmental matters and a revolving credit facility of up to $300 million. All of the term loan facility and, subject to the estimated amount of the borrowing base availability on the closing date, up to $300 million of the revolving credit facility may be drawn on the closing date. Availability under the revolving credit facility will be subject to a borrowing base.

Prepayments and Amortization. The Borrowers will be permitted to make voluntary prepayments at any time, without premium or penalty (other than LIBOR breakage costs, if applicable). The term loans will amortize monthly in an amount equal to (a) 1/84th of the amount equal to 80% of the net orderly liquidation value of the Borrowers’ machinery and equipment and (b) 1/120th of the amount equal to 65% of the fair market value of the Borrowers’ real property.

Interest Rate. Loans under the Asset-Based Credit Facilities are expected to bear interest, at the Borrowers’ option, at a rate equal to the adjusted London interbank offer rate (the “LIBOR Rate”) or an alternate base rate, in each case of the LIBOR Rate plus a spread ranging between 2.00% and 2.75% per annum with respect to the term loan facility and between 1.75% and 2.50% per annum with respect to the revolving credit facility and in each case of the alternative base rate plus a spread ranging between 1.00% and 1.75% per annum with respect to the term loan facility and between 0.75% and 1.50% per annum with respect to the revolving credit facility. The spread applicable to the term loan facility and the spread applicable to the revolving credit facility will each be based on the average amount of availability, subject to decreases based on a total leverage ratio (which means the ratio of the Borrowers’ total funded debt to the adjusted EBITDA).

Guarantors. All obligations under the Asset-Based Credit Facilities will be unconditionally guaranteed jointly and severally by the Company and each of the existing and future direct and indirect, wholly owned domestic subsidiaries of the Company.

Security. As is the arrangement under the Existing ABL Loan Agreement, the obligations of the Borrowers and the guarantors under the Asset-Based Credit Facilities and the guarantees will be secured, subject to exceptions to be agreed upon, on a first-lien basis, by all capital stock of each present and future subsidiaries of the Company (limited to a pledge of 65% of the capital stock with respect to first-tier foreign subsidiaries), all present and future intercompany debt of each Borrower and guarantor (other than the Company), all present and future property and assets of each Borrower and guarantor (other than the Company) and all proceeds and products of the foregoing.

Other Terms. The Asset-Based Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, in each case consistent with documentation for transactions of this type.

Alternative Debt Financing

Parent has obtained commitments for the alternative debt financing described below to be used in the event that any of the equity financing or debt financing described above is not available as anticipated.

Parent has received three commitment letters, each dated as of June 9, 2008, from each of Hana Bank and Kookmin Bank and a commitment letter, dated as of June 10, 2008, from The Korea Development Bank (together with Hana Bank and Kookmin Bank, the “Alternative Debt Financing Sources”) to provide the following, subject to the conditions set forth in the respective commitment letters:

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to Holdco, up to $130 million of a senior secured term loan facility (the “Hana Holdco Facility”) from Hana Bank, which commitment is an alternative commitment to Hana Bank’s commitment of equal amount under each of the Holdco Bridge Facility and the Holdco Term Facility;

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to Holdco, up to $130 million of a senior secured term loan facility (the “Kookmin Holdco Facility” and, together with the Hana Holdco Facility, the “Holdco Facilities”) from Kookmin Bank, which commitment is an alternative commitment to Kookmin Bank’s commitment of equal amount under each of the Holdco Bridge Facility and the Holdco Term Facility;

•	to Parent, up to 300 billion Korean Won (approximately $287 million) of a senior unsecured term loan facility (the “Hana Parent Facility”) from Hana Bank; and

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to Parent, up to 200 billion Korean Won (approximately $191 million) of a senior unsecured term loan facility (the “KDB Parent Facility” and together with the Holdco Facilities and the Hana Parent Facility, the “Alternative Debt Facilities”) from The Korean Development Bank, in each case which will be available to finance a portion of the Offer (and to finance the Merger) and pay related fees and expenses incurred in connection therewith.

The commitment of the Alternative Debt Financing Sources with respect to each of the facilities expires upon the earlier to occur of (A) the effectiveness of the definitive documentation relating to such facility (or in the case of the KDB Parent Facility, the date of initial drawdown of such facility) and (B) December 9, 2008.

13. Conditions of the Offer

1. Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer, unless, immediately prior to the Expiration Date: (a) there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares, if any, then owned beneficially by Parent and Purchaser (together with their wholly owned subsidiaries), constitutes at least a majority of the total number of then outstanding Shares on a fully diluted basis (which shall mean, as of any time, the number of Shares outstanding, together with all Shares (if any) which the Company would be required to issue (after giving effect to Sections 3.2(a) and 3.2(c) of the Merger Agreement, which are described above under Section 11—“Purpose of the Offer and Plans for the Company; Merger Agreement—Treatment of Equity Awards”) pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, whether or not then exercisable) (the “Minimum Tender Condition”), (b) the applicable waiting period under the HSR Act in respect of the transactions contemplated by the Merger Agreement shall have expired or been terminated and the required approvals and consents under the applicable antitrust laws of Germany, Spain and China have been obtained and any applicable waiting periods thereunder have expired or been terminated, and (c) if Parent and the Company have filed notification of the transactions contemplated by the Merger Agreement for review by CFIUS under the Exon-Florio Amendment, the period of time for any applicable review process by CFIUS relating to the determination of any threat to national security in respect of the Offer, the Merger and the other transactions contemplated by the Merger Agreement under the Exon-Florio Amendment shall have expired, the President of the United States shall not have taken action to block or prevent the consummation of the contemplated transactions, and no requirements or conditions to mitigate any national security concerns have been imposed that would reasonably be expected to have in the aggregate (x) a material adverse effect on the business of Parent and its subsidiaries, taken as a whole, or (y) a Material Adverse Effect (as defined in Section 11—“Purpose of the Offer and Plans for the Company; Merger Agreement—Representations and Warranties”).

2. Additionally, notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer if any of the following conditions exist:

(a) there shall be any law, decree, judgment, order or injunction, promulgated, enacted, entered, enforced, issued or amended after June 11, 2008 by any governmental entity of competent jurisdiction that (i) enjoins or otherwise prohibits the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement; or (ii) imposes material limitations on the ability of Parent or Purchaser to exercise voting rights over all Shares acquired in the Offer sufficient to consummate the Merger; provided that the failure to obtain a clearance or approval under any antitrust law other than those of the countries listed above in paragraph 1(b) shall not be deemed a law, decree, judgment, order or injunction for purposes of this paragraph 2(a)(ii);

(b) The Company shall have failed to comply in all material respects with its obligations, covenants, or agreements under the Merger Agreement to be performed or complied with by it prior to the Expiration Date and such failure to perform shall not have been cured prior to the Expiration Date;

(c) any representation or warranty of the Company contained in the Merger Agreement shall not be true and correct; provided, that, for purposes of this clause (c): (A) all such representations and warranties (other than the representation and warranty contained in Section 4.8(b) of the Merger Agreement (relating to the absence of a Material Adverse Effect since December 31, 2007)) shall be interpreted without giving effect to the words “materially” or “material” or to any qualification using such terms or using the defined term “Material Adverse Effect”; (B) any such representation or warranty contained in Section 4.3 of the Merger Agreement (relating to capitalization) shall be deemed untrue if it shall fail to be true and correct in all but de minimis respects and any such representation or warranty contained in Section 4.8(b) of the Merger Agreement (relating to the absence of a Material Adverse Effect since December 31, 2007) shall be deemed untrue if it shall fail to be true and correct in all respects; and (C) any such representation or warranty (other than any representation or warranty referred to in clause B above) shall be deemed true and correct unless the failure of all such representations and warranties to be true and correct has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case at the expiration of the Offer (except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date); or

(d) the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer;

which, in the reasonable judgment of Parent or Purchaser, in any case, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

Subject to the terms of the Merger Agreement, the foregoing conditions are for the benefit of Purchaser and, regardless of the circumstances, may be asserted by Purchaser in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any governmental entity may be asserted at any time prior to payment of the Offer Price for Shares, and all conditions (except for the Minimum Tender Condition, which may only be waived with the consent of the Company) may be waived by Parent or Purchaser in its discretion, in whole or in part, at any applicable time or from time to time, in each case subject to the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

14. Dividends and Distributions

The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior consent of Parent, declare, set aside, make or pay any dividends or any other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock, except for any dividend or distribution by a wholly owned subsidiary of the Company and except with respect to regular semi-annual dividends on shares of the Superior Essex Holding Corp. Series A Preferred Stock. See Section 11—“Purpose of the Offer and Plans for the Company; Merger Agreement—Covenants.” In addition, the Merger Agreement provides that if, at any time between the date of the Merger Agreement and the date on which any particular Share is accept for payment and paid for pursuant to the Offer, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price applicable to such Shares will be appropriately and proportionately adjusted.

15. Certain Legal Matters

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of the Company’s publicly available SEC filings and other information regarding the Company, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s or Parent’s business or that certain parts of the Company’s or Parent’s business might not have to be disposed of or held separately. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—“Conditions of the Offer.”

Antitrust Compliance

United States. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

The purchase of Shares in the Offer cannot be completed until the expiration of a 15 calendar day waiting period following the filing by Parent, as the ultimate parent entity of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Parent filed the Premerger Notification and Report Forms with the FTC and the Antitrust Division in connection with the purchase of the Shares in the Offer and the Merger on June 20, 2008. Accordingly, the required waiting period with respect to the Offer and the Merger will expire on July 7, 2008, unless earlier terminated by the FTC or the Antitrust Division or unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a “Second Request”) prior to that time. If within the 15 calendar day waiting period either the FTC or the Antitrust Division were to issue a Second Request, the waiting period with respect to the Offer would be extended until 10 calendar days following the date Parent certifies substantial compliance with that request, unless the FTC or the Antitrust Division terminated the additional waiting period before its expiration. After the expiration of the 10-calendar day waiting period, the waiting period could be extended only by court order or with consent of Parent. In practice, complying with a Second Request can take a significant period of time. Although the Company is required to file certain information and documentary materials with the FTC and the Antitrust Division in connection with the Offer, neither the Company’s failure to make those filings nor a request for additional documents and information issued to the Company from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger. If the HSR Act waiting period has expired or been terminated, completion of the Merger would not require an additional filing under the HSR Act if Purchaser owns 50 percent or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expired or was terminated.

The FTC and the Antitrust Division will consider the legality under the antitrust laws of Purchaser’s proposed acquisition of the Company. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Purchaser, the Company, or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Purchaser and Parent believe that the consummation of the Offer will not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action results in an injunction or order Purchaser may not be obligated to consummate the Offer or the Merger. See Section 13—“Conditions of the Offer.”

China. The Regulations on Merger with and Acquisitions of Domestic Companies by Foreign Investors (the “M&A Regulations”) require Parent to file a Merger Notification with the Ministry of Commerce (“MOFCOM”) and State Administration of Industry and Commerce (“SAIC”), the two China authorities responsible for merger review. MOFCOM has a review period of 30 business days while SAIC has a review period of 30 calendar days. The M&A Regulations do not address whether the parties are permitted to close the transaction prior to receiving clearance from MOFCOM and SAIC or after the respective waiting periods have expired. Parent filed a Merger Notification with the MOFCOM on June 19, 2008 and SAIC on June 20, 2008. Clearance from MOFCOM and SAIC is a condition to the Offer.

Germany. The Act against Restraints of Competition (“ARC”) requires Parent and the Company to file a notification with the Federal Cartel Office (“FCO”) and provides that the acquisition of Shares in the Offer shall not occur until the one month waiting period, or in the case of an in-depth investigation, an additional waiting period of three calendar months, has expired or otherwise been terminated. The FCO may, with consent of the notifying parties, extend the three months period in the in-depth investigation. Parent filed a notification with the FCO on June 26, 2008. Therefore, the one-month waiting period under the ARC will expire on July 28, 2008, unless terminated earlier or extended by reason of an in-depth investigation. Expiration or termination of the applicable waiting period under the ARC is a condition to the Offer.

Spain. The Competition Act, Ley 15/2007 de 3 de julio, de Defensa de la Competencia 15/2007 (the “Spanish Competition Act”) requires Parent and the Company to file a notification with the Spanish Competition Commission (“CNC”) and provides that the acquisition of Shares in the Offer shall not occur until the one calendar month waiting period, or in the case of an in-depth investigation, an additional waiting period of three calendar months, has expired or otherwise terminated. Under the Spanish Competition Act, LS Cable may acquire the Shares in the Offer prior to the expiration or termination of the waiting period provided that it does not exercise certain of its voting rights as regards those Shares. Parent filed a notification with the CNC on June 30, 2008. The CNC may request, formally or informally, additional information anytime within the waiting period and any formal request for information will suspend the waiting period until Parent and the Company provide the requested information. Therefore, the one calendar month waiting period under the ARC will expire on July 30, 2008, unless terminated earlier, extended by reason of a formal request for information, or extended by reason of an in-depth investigation. Expiration or termination of the applicable waiting period under the Spanish Competition Act is a condition to the Offer.

Other Foreign Laws. Parent and the Company and certain of their respective subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer and the Merger. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. Parent and the Company are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable. Pursuant to the Merger Agreement, the receipt of all required material approvals or consents in respect of the Merger under any applicable foreign antitrust laws and the expiration or termination of any required waiting periods thereunder is a condition to effecting the Merger (such consents, approvals and expirations or terminations, the “Required Merger Regulatory Approvals”). The receipt of any such approvals is not a condition to the Offer; provided the receipt of approvals and consents under the antitrust laws of Germany, Spain and China and the termination or expiration of any applicable waiting periods thereunder are required as a condition to the Offer. It is possible that there may be a period of time after the expiration of the Offer and before receipt of all required material approvals or consents in respect of the Merger under any applicable foreign antitrust laws and the expiration or termination of any required waiting periods, when Parent may not be permitted to exercise certain of its voting rights as regards those Shares acquired in the Offer until such required material approvals or consents are obtained or until the expiration or termination of any required waiting periods.

Exon-Florio. Under the Exon-Florio Amendment, CFIUS may prevent the consummation of certain transactions involving the foreign acquisition of U.S. companies whose business is relevant to national security. A party or parties to a transaction may, but are not required to, submit to CFIUS a voluntary notice of the transaction. CFIUS has 30 calendar days from the date of submission to decide whether to initiate a formal investigation. If CFIUS declines to investigate, it sends a “no action” letter, and the review process is complete. If CFIUS decides to investigate, it has 45 calendar days in which to prepare a recommendation to the President of the United States, who must then decide within 15 calendar days whether to block the transaction. While filing with CFIUS is voluntary, the committee may review transactions not voluntarily submitted at its discretion.

Parent and the Company do not believe that the Offer and the Merger raise questions relevant to national security and have not filed, and do not currently intend to file, for CFIUS review. However, CFIUS has authority to initiate reviews in the absence of a filing. After the date hereof, under the Merger Agreement, Parent may determine that Parent and the Company shall jointly make a voluntary filing if Parent believes, based on communications from a governmental entity, that CFIUS may otherwise commence a review of the transaction. Should the transaction become subject to CFIUS review, whether voluntary or involuntary, there can be no assurance what the result will be. In the event of such review, the parties have agreed to take all necessary, proper and advisable steps to seek expeditious conclusion of the review process, in accordance with the Merger Agreement.

Purchaser will not, however, be obligated to accept for payment or pay for any tendered Shares unless and until such review has been completed and the President of the United States shall not have taken action to block or prevent the Offer or the Merger, and no requirements or conditions to mitigate any national security concerns shall have been imposed that would reasonably be expected to have a Material Adverse Effect (as defined in Section 11—“Purpose of the Offer and Plans for the Company; Merger Agreement—Representations and Warranties”), or a material adverse effect on the business of Parent and its subsidiaries taken as a whole.

Stockholder Approval. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly and validly authorized by the board of directors of the Company, and that no other corporate proceedings on the part of the Company are necessary to authorize the Merger Agreement or to consummate the transactions so contemplated, other than the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in the Merger Agreement by the holders of a majority of the outstanding Shares entitled to vote thereon prior to the consummation of the Merger. As described below, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the DGCL. According to the Company’s certificate of incorporation, the Shares are the only securities of the Company that entitle the holders thereof to voting rights. If following the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates own more than a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of the Company. No vote is required of the Parent shareholders to approve the Merger Agreement, the Offer or the Merger.

Short-Form Merger. The DGCL provides that if a parent company owns at least 90 percent of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer, subsequent offering periods, the top-up option or otherwise, Purchaser owns at least 90 percent of the Shares, Parent could, and (subject to the satisfaction or waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company if permitted to do so under the DGCL. Even if Parent and Purchaser do not own 90 percent of the outstanding Shares following consummation of the Offer and subsequent offering periods, Parent and Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90 percent threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to any subsequent offering period and the top-up option, may be greater or less than that paid in the Offer.

State Takeover Laws. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.

As a Delaware corporation, the Company is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15 percent or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (a) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (b) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares of outstanding stock, shares held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares), or (c) following the transaction in which such person became an interested stockholder, the business combination is (i) approved by the board of directors of the corporation and (ii) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3 percent of the outstanding voting stock of the corporation not owned by the interested stockholder.

The Company has represented to us in the Merger Agreement that its board of directors (at a meeting or meetings duly called and held) has, by unanimous vote of the directors present, approved, for purposes of Section 203 of the DGCL, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and irrevocably resolved to elect, to the extent permitted by law, for the Company not to be subject to any anti-takeover laws. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—“Conditions of the Offer.”

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. Unless the Delaware court in its discretion determines otherwise for good cause shown, this rate of interest will be five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time between the Effective Time and the date of payment and will be compounded quarterly.

Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger. Moreover, the Company may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his, her, or its rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the Merger Consideration, without interest and less any amounts required to be withheld under applicable U.S. federal, state or local tax laws, in accordance with the Merger Agreement. A stockholder, who has not commenced or joined an appraisal proceeding, may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger within sixty (60) days after the Effective Date.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

Korean Laws

Foreign Exchange Approvals. Under the Foreign Exchange Transactions Act and the regulations promulgated thereunder, which regulate foreign exchange transactions, the acquisition of shares of Holdco by Parent or New LS Cable, as applicable, or any direct or indirect acquisition of shares of Purchaser or of the Company by Holdco requires a filing of a direct overseas investment report by Parent or New LS Cable, as applicable, with the designated foreign exchange bank and acceptance thereof. In addition, certain of the transactions contemplated by the Offer will be subject to the disclosure requirements under the Securities and Exchange Act of Korea, the regulations promulgated thereunder and the regulations of the Korea Exchange.

16. Fees and Expenses

Purchaser has retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Macquarie has served as exclusive financial advisor to Parent and Purchaser has retained Macquarie Capital (USA) Inc. to serve as the exclusive Dealer Manager in connection with the Offer. Macquarie and the Dealer Manager will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws, for the services provided.

As part of the services included in such retention, the Information Agent and the Dealer Manager may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

Parent and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—“Certain Information Concerning the Company—Available Information.”

No person has been authorized to give any information or make any representation on behalf of Parent, New LS Cable or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, New LS Cable, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

LS Cable Ltd.

Cyprus Acquisition Merger Sub, Inc.

July 1, 2008

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND

THE EXECUTIVE OFFICERS OF PARENT, NEW LS CABLE AND PURCHASER

PARENT

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. Except as otherwise noted, positions specified are positions with Parent.

1.	As of July 1, 2008 (prior to the Corporate Structure Change)

Name	Business Address	Principal Occupation or Employment	Citizenship
Cha Hong Koo	c/o LS Cable Ltd. 21F, ASEM Tower 159 Samsung-dong Gangnam-gu Seoul 135-090, Korea	Mr. Koo has been the Chairman of the Board of Directors since January 2004. Prior thereto, Mr. Koo served as CEO of LG Electronics since January 2003. Following the Corporate Structure Change, Mr. Koo will remain as the Chairman of the Board of Directors.	Republic of Korea

Chayol Koo	c/o LS Cable Ltd. 21F, ASEM Tower 159 Samsung-dong Gangnam-gu Seoul 135-090, Korea	Mr. Koo has been the Vice Chairman and CEO since January 2005. Prior thereto, Mr. Koo served as President since January 2003. Following the Corporate Structure Change, Mr. Koo will serve as the Vice Chairman of Parent and New LS Cable.	Republic of Korea

Yong Ak Ro	c/o LS Cable Ltd. 21F, ASEM Tower 159 Samsung-dong Gangnam-gu Seoul 135-090, Korea	Mr. Ro has been a member of the Board of Directors since March 2005. Mr. Ro has also been non-standing advisor to LG Electronics China Holding Company since January 2004. Prior thereto, Mr. Ro served as Representative & Vice Chairman of LG Electronics China Holding Company from April 2002 to December 2003. Following the Corporate Structure Change, Mr. Ro will remain as a member of the Board of Directors.	Republic of Korea

Myoung Lim Youn	c/o LS Cable Ltd. 21F, ASEM Tower 159 Samsung-dong Gangnam-gu Seoul 135-090, Korea	Mr. Youn has been a member of the Board of Directors since January 2008. Prior thereto, Mr. Youn was self-employed. Following the Corporate Structure Change, Mr. Youn will remain as a member of the Board of Directors.	Republic of Korea

Myung Kyu Choi	c/o LS Cable Ltd. 21F, ASEM Tower 159 Samsung-dong Gangnam-gu Seoul 135-090, Korea	Mr. Choi has been Senior Executive Vice President since January 2005. Prior thereto, Mr. Choi served as Vice President from January 2003 to December 2005. Following the Corporate Structure Change, Mr. Choi will serve as Senior Executive Vice President of New LS Cable.	Republic of Korea

Ja Eun Koo	c/o LS Cable Ltd. 21F, ASEM Tower 159 Samsung-dong Gangnam-gu Seoul 135-090, Korea	Mr. Koo has been Executive Vice President since January 2007. Prior thereto, Mr. Koo served as Senior Vice President from January 2005 to December 2006 and Vice President from January 2004 to December 2004 and General Manager of LG Electronics prior to January 2004. Following the Corporate Structure Change, Mr. Koo will serve as Executive Vice President of New LS Cable.	Republic of Korea

Jong Ho Son	c/o LS Cable Ltd. 21F, ASEM Tower 159 Samsung-dong Gangnam-gu Seoul 135-090, Korea	Mr. Son has been Senior Executive Vice President since January 2007. Prior thereto, Mr. Son served as President of Jinro Industries from January 2005 to December 2006, and Executive Vice President from January 2003 to February 2005. Following the Corporate Structure Change, Mr. Son will serve as a member of the Board of Directors and Senior Executive Vice President of New LS Cable.	Republic of Korea

Jae Seol Shim	c/o LS Cable Ltd. 21F, ASEM Tower 159 Samsung-dong Gangnam-gu Seoul 135-090, Korea	Mr. Shim has been Senior Executive Vice President since January 2007. Prior thereto, Mr. Shim served as Executive Vice President from January 2005 to December 2007, and Vice President from January 2003 to December 2004.	Republic of Korea

Cheol Woo Lee	c/o LS Cable Ltd. 21F, ASEM Tower 159 Samsung-dong Gangnam-gu Seoul 135-090, Korea	Mr. Lee has been Executive Vice President and CFO since January 2008. Prior thereto, Mr. Lee served as Senior Vice President from January 2002 to December 2007. Following the Corporate Structure Change, Mr. Lee will serve as a member of the Board of Directors and Executive Vice President of New LS Cable.	Republic of Korea

Choong-hyun Kim	c/o LS Cable Ltd. 21F, ASEM Tower 159 Samsung-dong Gangnam-gu Seoul 135-090, Korea	Mr. Kim has been President and Treasurer and a member of the Board of Directors of Purchaser since June 25, 2008 and Senior Vice President since September 2003. Prior to August 2003, Mr. Kim was a consultant at Booz Allen Hamilton. Following the Corporate Structure Change, Mr. Kim will serve as Senior Vice President of New LS Cable.	Republic of Korea

Won Hyung Ahn	c/o LS Cable Ltd. 21F, ASEM Tower 159 Samsung-dong Gangnam-gu Seoul 135-090, Korea	Mr. Ahn has been Vice President since January 2008. Prior thereto, Mr. Ahn served as Team Leader of Labor Relations Planning Team from January 2003 to December 2007. Following the Corporate Structure Change, Mr. Ahn will serve as Vice President of New LS Cable.	Republic of Korea

Joon Hyung Cho	c/o LS Cable Ltd. 21F, ASEM Tower 159 Samsung-dong Gangnam-gu Seoul 135-090, Korea	Mr. Cho has been Executive Vice President and CTO since January 2007. Prior thereto, Mr. Cho served as Senior Vice President from January 2003 to December 2006. Following the Corporate Structure Change, Mr. Cho will serve as Executive Vice President and CTO of New LS Cable.	Republic of Korea

Suk Goo Doh	c/o LS Cable Ltd. 21F, ASEM Tower 159 Samsung-dong Gangnam-gu Seoul 135-090, Korea	Mr. Doh has been Senior Vice President since January 2006. Prior thereto, Mr. Doh served as General Manager and Vice President from January 2003 to December 2005. Following the Corporate Structure Change, Mr. Doh will remain as Senior Vice President of New LS Cable.	Republic of Korea

2.	In addition to the directors and executive officers of Parent listed above, upon the effectiveness of the Corporate Structure Change, the following additional persons are expected to serve as directors or executive officers of Parent. Except as otherwise noted, positions specified are positions with Parent.

Name	Business Address	Principal Occupation or Employment	Citizenship
Kwang Woo Lee	c/o LS Cable Ltd. 21F, ASEM Tower 159 Samsung-dong Gangnam-gu Seoul 135-090, Korea	Mr. Lee has been Senior Executive Vice President of LS Industrial Systems since January 2008. Prior thereto, Mr. Lee served as Executive Vice President from January 2006 to December 2007. Mr. Lee also served as Senior Vice President of LG Electronics from January 2004 to December 2005 and Vice President of Zenith Electronics Corp. from January 2002 to December 2003. Following the Corporate Structure Change, Mr. Lee will serve as a member of the Board of Directors and Senior Executive Vice President.	Republic of Korea

Jin Gyoo Chung	c/o LS Cable Ltd. 21F, ASEM Tower 159 Samsung-dong Gangnam-gu Seoul 135-090, Korea	Mr. Chung has been Representative Partner of Deryook International Law Firm since April 2005. Prior thereto, Mr. Chung served as President of Legal Research & Training Institute from June 2004 to April 2005 and Chief Prosecutor at Seoul High Prosecutors Office from March 2003 to June 2004. Following the Corporate Structure Change, Mr. Chung will serve as a member of the Board of Directors.	Republic of Korea

NEW LS CABLE

In addition to the directors and executive officers of Parent who will become directors and executive officers of New LS Cable upon the effectiveness of the Corporate Structure Change as described above, the following additional person is expected to serve as a director of New LS Cable.

Name	Business Address	Principal Occupation or Employment	Citizenship
Ja Yun Koo	c/o LS Cable Ltd. 21F, ASEM Tower 159 Samsung-dong Gangnam-gu Seoul 135-090, Korea	Mr. Koo has served as a member of the Board of Directors of Parent since January 2003. Following the Corporate Structure Change, Mr. Koo will become a member of the Board of Directors of New LS Cable.	Republic of Korea

PURCHASER

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Except as otherwise noted, positions specified are positions with Purchaser.

Name	Business Address	Principal Occupation or Employment	Citizenship
Choong-hyun Kim	c/o LS Cable Ltd. 15F, LS Tower, 1026-6, Hogye-dong, Dongan-gu, Anyang-si, Gyeonggi-do 431-080, Korea

Mr. Kim has been President and Treasurer and a member of the Board of Directors since June 25, 2008 and Senior Vice President of Parent since September 2003. Prior to August 2003, Mr. Kim was a consultant at Booz Allen Hamilton. Following the Corporate Structure Change, Mr. Kim will also serve as Senior Vice President of New LS Cable.

Republic of Korea

Chang Hee Choi	c/o LS Cable Ltd. 15F, LS Tower, 1026-6, Hogye-dong, Dongan-gu, Anyang-si, Gyeonggi-do 431-080, Korea

Mr. Choi has been Vice President and Secretary and a member of the Board of Directors since June 25, 2007 and General Manager of Parent since January 2003. Following the Corporate Structure Change, Mr. Choi will also serve as General Manager of New LS Cable.

Republic of Korea

The Depository for the Offer is:

By Mail:	By Courier:

Computershare	Computershare
Attn: Voluntary Corporate Actions	Attn: Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street
Providence, RI 02940-3011	Canton, MA 02021

Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guarantee Delivery may be directed to the Information Agent at the location and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Macquarie Capital (USA) Inc.

Equity Capital Markets

1345 Avenue of the Americas

New York, New York 10105

Toll Free: (800) 560-1531